An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The Company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED MAY 25, 2021

Worthy Financial, Inc.

One Boca Commerce Center

551 NW 77 Street, Suite 212

Boca Raton, FL 33487

(561) 288-8467

www.worthy.us

UP TO 1,000,000 SHARES OF COMMON STOCK

INCLUDING UP TO 120,000 SHARES OF COMMON STOCK

TO BE SOLD BY SELLING SHAREHOLDERS

MINIMUM INDIVIDUAL INVESTMENT: 20 Shares ($400)

We are offering a maximum 1,000,000 shares of Common Stock, including 120,000 shares to be sold by selling shareholders, on a “best efforts” basis.*

SEE “SECURITIES BEING OFFERED” AT PAGE 29

Common Stock	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer Before Expenses	Proceeds to Other Persons***
Price Per Share	$20.00	$0.02	$19.98	$19.98
Total Maximum	$20,000,000	$200,000	$17,424,000	$2,376,000

* The Company is offering up to 880,000 shares of Common Stock and the selling shareholders are offering up to 120,000 shares of Common Stock. See “Plan of Distribution and Selling Securityholders.”

** The Company has engaged Rialto Markets LLC (“Rialto”) to perform certain services in connection with this offering as set forth in “Plan of Distribution and Selling Securityholders”. The Company and the selling shareholders will pay a cash commission of 1% to Rialto on sales of the Common Stock and a 4% commission on sales to investors solicited by Rialto. This includes the 1% commission, but it does not include the one-time advisory fee payable by the company to Rialto, nor the 4% commission payable for solicited sales. See “Plan of Distribution and Selling Securityholders” on page 31 for details of compensation payable in connection with the offering.

*** The proceeds represent amounts to be paid to the selling shareholders listed in this Offering Circular. The selling shareholders are offering up to 120,000 shares of Common Stock. See “Plan of Distribution and Selling Securityholders.”

The Company expects that the amount of expenses of the offering that it will pay will be approximately $455,000, not including commissions or state filing fees.

The Company has engaged Wilmington Trust Company as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings on a rolling basis at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company in its sole discretion. After each closing, funds tendered by investors will be available to the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately, _____, 2021.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

In this Offering Circular, the terms “we,” “us,” “ours,” and the “Company” refers to Worthy Financial, Inc. (“Worthy Financial”), a Delaware corporation, together with our wholly-owned subsidiary Worthy Peer Capital, Inc., a Delaware corporation (“Worthy Peer Capital”), and its wholly-owned subsidiary Worthy Lending, LLC, a Delaware limited liability company (“Worthy Lending”), our wholly-owned subsidiary Worthy Peer Capital II, Inc., a Florida corporation (“Worthy Peer Capital II”) and its wholly-owned subsidiary Worthy Lending II, LLC, a Delaware limited liability company (“Worthy Lending II”), our wholly-owned subsidiary Worthy Community Bonds, Inc, a Florida corporation (“Worthy Community Bonds”), and its wholly-owned subsidiary Worthy Lending III, LLC, a Delaware limited liability company (“Worthy Lending III”), our wholly-owned subsidiary Worthy Community Bonds II, Inc., a Florida corporation (“Worthy Community Bonds II”), and its wholly-owned subsidiary Worthy Lending IV, LLC, a Delaware limited liability company (“Worthy Lending IV”), Worthy Property Bonds, Inc., a Florida corporation (“Worthy Property Bonds”), and its wholly-owned subsidiary Worthy Lending V, LLC, a Delaware limited liability company (“Worthy Lending V”) and our wholly-owned subsidiary Worthy Management, Inc. (“Worthy Management”), a Florida corporation. “Worthy Bonds” refers to bonds issued or to be issued by Worthy Peer Capital, Worthy Peer Capital II, Worthy Community Bonds and Worthy Community Bonds II.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Trademarks and Copyrights

We own or have applied for rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect our business. This Offering Circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this offering circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this Offering Circular are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the rules of the Securities and Exchange Commission (the “SEC”). For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

Overview

The Company was organized to create a “Worthy Community” to provide financial services initially targeted to millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program. We have developed technology solutions, including the Worthy App and the websites www.worthybonds.com and www.joinworthy.us, to facilitate the purchase of Worthy Bonds and to provide information to bond investors on their accounts. We refer to these each as the “Worthy App,” the “Worthy Website” and together as the “Worthy Fintech Platform.”

The Offering

Securities offered	Maximum of 1,000,000 shares of Common Stock (the “Shares”).

●	Of the 1,000,000 shares available in this offering, up to 880,000 are being sold by the Company.
●	Of the 1,000,000 shares available in this offering, up to 120,000 are being sold by the selling shareholders.

Common Stock outstanding before the Offering (1)	2,775,888 shares (3)
Common Stock after the Offering (assuming a fully-subscribed offering)(2)	4,167,658 shares
Use of proceeds	The net proceeds of this offering will be used to support the net capital in our operating subsidiaries, and to invest in technology and marketing. The details of our plans are set forth in “Use of Proceeds to Issuer.”

(1)	Does not include shares issuable upon conversion of outstanding convertible notes or the exercise of options issued under the Stock Option Plans (as defined below), or shares allocated for issuance pursuant to the Stock Option Plans.
(2)	Assumes the Company raises more than $3,000,000 in this offering, triggering conversion of $735,000 in principal amount of outstanding convertible securities, plus interest, into 511,770 shares of Common Stock. Does not include shares issuable upon the exercise of options issued under the Stock Option Plans, or shares allocated for issuance pursuant to the plans.
(3)	Reflects shares outstanding after stock split described in “Securities Being Offered.”

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.
●	Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.
●	We operate in a competitive market, which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.
●	Our results of operations may be negatively impacted by the coronavirus outbreak.
●	We have a history of losses, which we expect to continue.
●	There is substantial doubt about our ability to continue as a going concern.
●	We may need to raise additional capital.
●	We may experience losses on the loans we make or other permissible investments by our lending subsidiaries.
●	Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.
●	We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
●	Our subsidiaries have begun to make loans with the proceeds from the sale of bonds, however their lending history is limited.
●	The amount of repayments that bond holders demand at a given time may exceed the amount of funds our subsidiaries, have available to make such payments, which may result in a delay in repayment or loss of investment to the bond holders.
●	If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

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●	Our risk management efforts may not be effective.
●	Our subsidiaries rely on various referral sources and other borrower lead generation sources, including lending platforms.
●	Our loans may be unsecured obligations of our borrowers.
●	A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.
●	Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.
●	If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.
●	If a significant portion of our subsidiaries’ loan portfolios are past due, it could impact their ability to service payments on Worthy Bonds, which could adversely affect our results of operations.
●	We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.
●	Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.
●	The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.
●	We are reliant on the efforts of Sally Outlaw and Alan Jacobs.
●	We are subject to the risk of fluctuating interests rates, which could harm our business operations.
●	We could be materially and adversely affected if any of our subsidiaries is deemed to be an investment company under the Investment Company Act of 1940.
●	The Company is controlled by its officers and directors.
●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.
●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.
●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.
●	There is no public market for shares of our common stock, and none is expected to develop.

Involvement in Certain Legal Proceedings

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings under Administrative Proceeding File No. 3-17605 pursuant to Section 21C of the Exchange Act, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, who currently serves as our CFO, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issues regarding additional issuer audit clients. Respondents were ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Exchange Act and Rules 10A-2 and 13a-13 thereunder and to pay the SEC, jointly and severally, a civil penalty of $50,000.

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RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, global pandemics such as the COVID-19 outbreak, acts of war, terrorism, and catastrophes.

Our borrowers are small businesses. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

We operate in a competitive market, which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market, which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services, which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving as are the different viral variants. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and Investor demand for the Shares generally.

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The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

On March 9, 2020, the Company issued a work at home order to all employees. All employees worked efficiently from home until June 8, 2020 when the office was reopened in accordance with Palm Beach County, Florida guidelines. All employees returned to our office at such time.

Several borrowers, especially companies in the retail sector and others manufacturing for or distributing to the retail industry, experienced reductions in revenue and cash flow. We have worked constructively with such borrowers to reschedule interest and/or principal payments to accommodate such COVID-19 related cases. We have provided accommodations to 3 borrowers with an aggregated loan balance of approximately $1,500,000. To date, to our knowledge, no borrower has gone out of business due to the COVID-19 outbreak and all are honoring revised payment loans.

Risks Related to Our Company

We have a history of losses, which we expect to continue.

The Company is currently not profitable. The Company expects that it will lose money in the foreseeable future, and we may not be able to achieve profitable operations. In order to achieve profitable operations, we will need to raise significant proceeds from this offering and the sale of Worthy Bonds through Regulation A offerings conducted by our subsidiaries and effectively deploy the proceeds of the Worthy Bond offerings by making secured loans or other permissible investments that provide a sufficient return to pay the interest payments on the Worthy Bonds, fund our operating expenses and generate a net profit. The Company cannot be certain that its business will be successful or that it will generate significant revenues and become profitable. An investment in the Company is highly speculative, and no assurance can be given that the shareholders will realize any return on their investment or that they will not lose their entire investment.

There is substantial doubt about our ability to continue as a going concern.

During the years ended December 31, 2020 and 2019, we generated net losses of approximately $4,119,000 and $3,712,000, respectively, and had cash used in operations of approximately $684,000 and $1,663,000, respectively. In addition, at December 31, 2020 and 2019, we had a shareholder’s deficit of approximately $7,344,000 and $3,770,000, respectively, and accumulated deficit of approximately $9,105,000 and $4,986,000, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. No assurances can be given that we will achieve success in selling any material amount of Worthy Bonds, or that our operations will provide sufficient revenues to cover interest payments on the Worthy Bonds and our operating expenses.

We may need to raise additional capital.

We may have substantial future cash requirements but no assured financing source to meet such requirements. We do not presently generate sufficient revenues to pay the interest on the Worthy Bonds and fund our operating expenses. Our future capital requirements will depend on a number of factors, including our ability to generate sufficient “spread” between the interest rate on the Worthy Bonds and the interest our lending subsidiaries receive from loans and other permissible investments they make using proceeds received from the sale of Worthy Bonds. If adequate funds are not available, including from this offering, the Company may be required to delay or scale back its business plan.

We may experience losses on the loans we make or other permissible investments by our lending subsidiaries.

While the loans made and to be made by our lending subsidiaries are and are planned to be primarily secured by the assets of the borrowers, there is no assurance that general economic conditions or the specific business and financial condition of the borrower, will not result in loan defaults. In that event, we would incur the costs to foreclose on our secured interests and there are no assurances that the amount we may recover from the disposal of the assets will equal the amounts of the obligation and associated costs.

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Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are satisfied by a total of 17 full time employees and 1 independent contractor who provide a substantial portion of their time to us. We will need to expand our employee base as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	continue to sell Worthy Bonds;
●	expand the user base for the Worthy App and the Worthy Website;
●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our subsidiaries’ direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

Our subsidiaries have begun to make loans with the proceeds from the sale of bonds, however their lending history is limited.

Worthy Lending, the first lending subsidiary we established, made its first loan in September 2018 and, as of the date of this Offering Circular, our lending subsidiaries have approximately 65 outstanding loans. While our lending subsidiaries have identified several additional opportunities for investment, their lending history is limited. Interest that our subsidiaries earn on the proceeds from their Regulation A offerings of bonds will not cover interest payments accruing on the bonds or the subsidiaries’ operating expenses. Accordingly, until such time as our subsidiaries are able to generate significant income from their loans and investments they will be required to utilize cash on hand and the net proceeds of their respective offerings to make the interest payments, which will reduce the amount of proceeds available to them to make loans.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds our subsidiaries, have available to make such payments, which may result in a delay in repayment or loss of investment to the bond holders.

Our subsidiaries will use their commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders.  Historically, each of Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds have set aside, and we expect Worthy Community Bonds II will set aside, a minimum of 20% of the proceeds from their respective sales of Worthy Bonds in cash and cash equivalents. However, in the event there are more demands for repayment than available cash and cash equivalents on hand at a subsidiary, our subsidiaries may be required to (i) liquidate some of their respective publicly traded investments, loan portfolio, and other investments, (ii) seek commercial bank and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to the subsidiary, or (iii) seek capital contributions from Worthy Financial.

During the year ended December 31, 2020, Worthy Peer Capital received redemption requests totaling approximately $22,213,000. Worthy Peer Capital funded approximately 51%, or approximately $11,293,000, of those redemption requests using cash and cash equivalents, approximately 22%, or approximately $4,800,000, of those requests by liquidating publicly traded securities and approximately 27%, or approximately $6,120,000, by liquidating participations it held in loans originated by other lenders.

During the year ended December 31, 2020, Worthy Peer Capital II and Worthy Community Bonds each had approximately $14,518,000 and $2,335,000, respectively, in redemption requests. In each case, those subsidiaries used cash and cash equivalents to meet the redemption requests.

In the event that subsidiaries cannot access the above sources of funds to honor repayments within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Worthy Bonds.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

5

Our subsidiaries rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, our subsidiaries rely on smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

Our loans may be unsecured obligations of our borrowers.

We believe that some of our loans may be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

6

Our subsidiaries contract with third parties to provide services related to their online web lending and marketing, as well as systems that automate the servicing of their loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

If a significant portion of our subsidiaries’ loan portfolios are past due, it could impact their ability to service payments on Worthy Bonds, which could adversely affect our results of operations.

Our subsidiaries’ loans generally are structured as interest only for at least the first year of repayment, then begin paying interest and principal in later years with all principal being due at maturity. At December 31, 2020, approximately 13% of our loan receivables were past due for more than 90 days, and as of that date all loans were still in the interest only phase, with principal repayment upcoming. If our subsidiaries are unable to collect interest and principal on such loans or if their past due loan receivables increase as a percentage of their portfolios, they will be required to utilize cash on hand and the net proceeds of their respective offerings to make the interest payments and redemptions on their Worthy Bonds, which will reduce the amount of proceeds available to them to make loans and could adversely affect our results of operations.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business; the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Chief Operating Officer. Ms. Outlaw and Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services. We currently do not have employment agreements with our executive officers, other than with James Eichman, our Chief Technology Officer.

7

We could be materially and adversely affected if any of our subsidiaries is deemed to be an investment company under the Investment Company Act of 1940.

We believe that Worthy Peer Capital, Worthy Peer Capital II, Worthy Community Bonds and Worthy Community Bonds II fall within the exception to the definition of an investment company provided by Section 3(c)(5)(B) of the Investment Company Act of 1940 (the “Investment Company Act”). Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of, and to prospective purchasers of, specified merchandise and/or services. Each of our subsidiaries has a Commitment Committee that reviews and legally assesses every potential loan for compliance with the exemption requirements. Once the respective Commitment Committee has confirmed such compliance, the potential loan is financially underwritten pursuant to the subsidiary’s established underwriting policies. Notwithstanding, it is possible that the staff of the SEC could disagree with any of our subsidiaries’ assessments. If the staff of the SEC were to disagree with a subsidiary’s analysis under the Investment Company Act, it would need to adjust its investment strategy. Any such adjustment in strategy could have a material adverse effect on us. If a subsidiary is deemed to be an investment company, it may be required to register as an investment company if it is unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require a subsidiary to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;
●	restrictions on specified investments;
●	restrictions on leverage or senior securities;
●	restrictions on unsecured borrowings;
●	prohibitions on transactions with affiliates; and
●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses

If a subsidiary were required to register as an investment company but failed to do so, it could be prohibited from engaging in its business, and criminal and civil actions could be brought against it. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, our subsidiaries would no longer be eligible to offer Worthy Bonds under Regulation A if they were required to register as an investment company.

We are subject to the risk of fluctuating interest rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we pay to the holders of bonds. Due to fluctuations in interest rates, we may not be able to charge borrowers an interest rate sufficient for us to generate income, which could harm our planned business operations.

The Company is controlled by its officers and directors.

The Company’s officers and directors currently hold over 65% of the Company’s Common Stock, and at the conclusion of this offering will continue to hold a majority of the Company’s voting stock. As a result, investors in this offering will not have the ability to control or influence a vote of the shareholders.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

8

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

There is no public market for shares of our common stock, and none is expected to develop.

There is no formal marketplace for the resale of our common stock and the Company does not expect that such a market will develop in the near future. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

9

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table presents the Company’s capitalization as of December 31, 2020 and compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, after giving effect to the stock split described in “Securities Being Offered,” and full vesting and exercise of outstanding stock options, and based on the assumption that the price per share in this offering is $10.00. This method gives investors a better picture of what they will pay for their investment compared to the Company’s insiders.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2016-2020	2,668,044		2,668,044	$0.39
Outstanding Stock Options (1)	2018-2020		743,940	743,940	$2.42	(2)
Common Stock	2018	107,844		107,844	$2.50	(3)
Convertible Notes	2018-2019		511,770	511,770	$1.71	(4)
Total Common Share Equivalents		2,775,888	1,255,710	4,031,598
Investors in this offering, assuming $17,600,000 raised		880,000		880,000	$20.00	(5)
Total after inclusion of this offering		3,655,888	1,255,710	4,911,598	$12.50

(1)	Assumes conversion at exercise price of all outstanding warrants and options.
(2)	Stock option pricing is the weighted average exercise price of outstanding options.
(3)	Common Stock issued at $2.50 per share through a Regulation Crowdfunding offering.
(4)	In 2018 and 2019, the Company issued $735,000 aggregate principal amount of convertible notes. The notes bear interest at 9% and mature in three years from the issuance date. Assuming at least $3,000,000 is raised in this offering, the terms of this offering would trigger conversion of the notes and accrued interest into a total of approximately 511,770 shares of Common Stock, assuming interest is accrued through June 30, 2021.
(5)	Assumes this offering is fully-subscribed, with 880,000 shares of Common Stock newly issued by the Company.

Upon completion of this offering, in the event all of the shares of Common Stock are sold, the net tangible book value of the 3,655,888 shares of Common Stock will be $10,251,341 or approximately $2.80 per share. The net tangible book value of the shares of Common Stock held by our existing shareholders will be increased by $5.45 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution of $17.20 per share.

After completion of this offering, if 1,000,000 shares of Common Stock are sold, investors in this offering will own approximately 27% of the total number of shares then outstanding for which they will have made a cash investment of $20 million, or $20.00 per share.

In the event all the shares of Common Stock are not sold upon completion of this offering, the following table details the range of possible outcomes from the offering assuming the sale of 100%, 75%, 50% and 25% of the available shares.

Funding Level	100% of Shares Sold	75% of Shares Sold	50% of Shares Sold	25% of Shares Sold
Offering Price	$20.00	$20.00	$20.00	$20.00
Net tangible book value per share before the offering	$(2.65)	$(2.65)	$(2.65)	$(2.65)
Pro forma net tangible book value per share	$2.80	$1.70	$0.45	$(0.98)
Dilution to investors in this offering	$17.20	$18.30	$19.55	$20.98
Dilution as a percentage of the offering price	86%	92%	98%	105%

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company has issued (and may issue in the future) and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS TO ISSUER

Worthy Financial is selling 880,000 shares of Common Stock at a price per share of $20.00. The net proceeds to the issuer of a fully subscribed $17,600,000 offering to the issuer, after estimated total offering expenses and commissions will be approximately $15,965,000. Worthy Financial plans to use these net proceeds as follows:

●	$5,221,000 for marketing of the Worthy Website and the Worthy App. See “The Company’s Business – Strategy;”
●	$5,522,000 for investment in Worthy Financial’s technology, including adding personnel and software and security products;
●	$5,147,000 to support net capital in our operating subsidiaries, which must maintain net capital under certain state regulations in connection with their activities to issue bonds (See “The Company’s Business – Government Regulation – State Issuer-dealer Regulation”), by making capital contributions to such subsidiaries;

●	To satisfy such requirements, Worthy Peer Capital will receive $4,000,000 and Worthy Peer Capital II will receive $1,147,000; and

●	$75,000 to repay short-term promissory notes.

If the offering size were to be at 75% of our target proceeds, at $13,200,000 in the aggregate, then we estimate that the net proceeds to Worthy Financial would be approximately $11,900,000. In such an event, Worthy Financial would plan to use its net proceeds as follows:

●	$3,866,000 for marketing of the Worthy Website and the Worthy App.
●	$4,167,000 for investment in Worthy Financial’s technology, including adding personnel and software and security products;
●	$3,792,000 to support net capital in our operating subsidiaries, by making capital contributions to such subsidiaries;

●	To satisfy such requirements, Worthy Peer Capital will receive $3,000,000 and Worthy Peer Capital II will receive $792,000; and

●	$75,000 to repay short-term promissory notes.

If the offering size were to be at 50% of our target proceeds, at $8,800,000 in the aggregate, then we estimate that the net proceeds to Worthy Financial would be approximately $7,950,000. In such an event, Worthy Financial would plan to use its net proceeds as follows:

●	$2,516,000 for marketing of the Worthy Website and the Worthy App;
●	$2,917,000 for investment in Worthy Financial’s technology, including adding personnel and software and security products;
●	$2,442,000 to support net capital in our operating subsidiaries, by making capital contributions to such subsidiaries;

●	To satisfy such requirements, Worthy Peer Capital will receive $2,000,000 and Worthy Peer Capital II will receive $442,000; and

●	$75,000 to repay short-term promissory notes.

If the offering size were to be at 25% of our target proceeds, at $4,400,000 in the aggregate, then we estimate that the net proceeds to Worthy Financial would be approximately $3,575,000. In such an event, Worthy Financial would plan to use its net proceeds as follows:

●	$1,150,000 for marketing of the Worthy Website and the Worthy App;
●	$1,250,000 for investment in Worthy Financial’s technology, including adding personnel and software and security products;
●	$1,100,000 to support net capital in our operating subsidiaries, by making capital contributions to such subsidiaries;

●	To satisfy such requirements Worthy Peer Capital will receive $1,000,000 and Worthy Peer Capital II will receive $100,000; and

●	$75,000 to repay short-term promissory notes.

The short-term promissory notes referred to above were issued in a private placement conducted by the Company in 2020. The proceeds of the placement are being used by the Company to pay for the professional expenses incurred in connection with this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Indebtedness – Promissory Notes.” None of the net proceeds to be allocated to technology and marketing will be used by the Company’s subsidiaries.

Because the offering is a “best efforts” offering without a required minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above. There is no arrangement to return funds to subscribers if all of the securities offered are not sold.

Worthy Financial reserves the right to change the above use of proceeds without notice if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

Overview

The Company was organized to create a “Worthy Community” to provide financial services initially targeted to millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program

Worthy Financial, Inc. was formed on February 24, 2016 as a Delaware corporation. Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. The information that appears on, or is accessible through our websites at www.worthybonds.com, www.joinworthy.us and www.worthylending.com is not a part of, and is not incorporated by reference into, this Offering Circular.

Corporate Organization

The diagram below illustrates our corporate organization and the ownership of Worthy Financial after the offering.

THE WORTHY COMPANIES

EXISTING INVESTORS
100% Before Offering
60% After Offering *
Worthy Financial, Inc.
Parent Company
Delaware Corp.
INVESTORS IN THIS OFFERING
40% After Offering *
100%
Worthy Management, Inc.
Management Company
Florida Corp.
100%
Worthy Peer Capital, Inc.
Sells $10 Corporate Bonds
Delaware Corp.
100%
Worthy Lending, LLC
Asset Based Lending
Delaware LLC
100%
Worthy Peer Capital II, Inc.
Sells $10 Corporate Bonds
Florida Corp.
100%
Worthy Lending II, LLC
Asset Based Lending
Delaware LLC
100%
Worthy Community Bonds, Inc.
Sells $10 Corporate Bonds
Florida Corp.
100%
Worthy Lending III, LLC
Asset Based Lending
Delaware LLC
100%
Worthy Community Bonds II, Inc.
Sells $10 Corporate Bonds
Florida Corp.
100%
Worthy Lending IV, LLC
Asset Based Lending
Delaware LLC
100%
Worthy Property Bonds, Inc.
Sells $10 Corporate Bonds
Florida Corp.
100%
Worthy Lending V, LLC
Real estate lending/investing
Delaware LLC

*Assumes a fully-subscribed offering. In the event Worthy Financial raises 25%, 50% or 75% of the target proceeds, existing investors would own 93%, 86% and 81%, respectively, of Worthy Financial after the offering and investors in this offering would own 7%, 14% and 19%, respectively, of Worthy Financial after the offering.

Worthy Fintech Platform

Worthy Financial has developed technology solutions, including the Worthy App and the Worthy Website, to facilitate the purchase of Worthy Bonds and to provide information to bond investors on their accounts. Currently, Worthy Financial, which is the sole owner of the technology underlying the Worthy App and the Worthy Website, receives a license fee from its subsidiaries equal to $10 per active user on the Worthy Fintech Platform each year. “Active user” is defined as an individual that has registered with the Worthy Fintech Platform (providing an email address) and that has purchased at least one bond from a subsidiary. We have approximately 27,000 active users as of the date of this Offering Circular. The fee is subject to periodic review and adjustment. We refer to these each as the “Worthy App,” the “Worthy Website” and together as the “Worthy Fintech Platform.” Monthly license fees paid by subsidiaries to Worthy Financial, Inc. do not appear as revenues on the Company’s consolidated financial statements as they are eliminated in consolidation.

Worthy App

The Worthy App was designed to support the target market for our bonds, which we believe is approximately 74 million millennials, who spend more than $600 billion a year on products and services. The Worthy App seeks to provide an easy way for our target market to micro invest, including monetizing their debit card purchases, credit card purchases and other checking account transactions by “rounding up” each purchase to the next highest dollar until the “round up” reaches $10.00 at which time the user would purchase a $10.00 bond from our operating subsidiaries pursuant to an offering pursuant to Regulation A (each a “Worthy Bond offering”). Our subsidiaries Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds previously conducted such offerings and our subsidiaries Worthy Peer Capital and Worthy Community Bonds II have filed offering statements with the SEC, which have not yet been qualified by the SEC. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

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Worthy Website

By accessing our websites at www.worthybonds.com and www.joinworthy.com, prospective investors in Worthy Bonds can create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Bonds programs through our website:

●	Available Online Directly from Us. Users can purchase Worthy Bonds directly through our websites;
●	No Purchase Fees Charged. We have not charged any commission or fees to purchase Worthy Bonds through our websites. Purchasers may be charged a transaction fee if their method of payment requires us to incur an expense. The transaction fee is equal to the amount that we are charged by the payment processor. However, other financial intermediaries, if engaged by an investor, may separately charge investors commissions or fees;
●	Invest as Little as $10. Users are able to build ownership over time by making purchases as low as $10 of Worthy Bonds;
●	Flexible, Secure Payment Options. Users may purchase bonds through our websites either electronically or by wire transfer; and
●	View Your Portfolio Online. Users can view their investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

In addition to millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services into the benefits they provide to their hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

Our Subsidiaries

Our business is primarily conducted through our operating subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds, and their subsidiaries. Under our subsidiaries’ business models, we intend to generate revenue in multiple ways, through

●	fees charged to borrowers,
●	interest generated from each loan that we make or in which we participate and
●	fees from ancillary services that we may introduce to our Worthy members.

Worthy Management has no operations. Its purpose is to pay obligations such as rent and payroll allocable to our operating subsidiaries. Each of our operating subsidiaries has entered into a management services agreement with Worthy Management under which each makes a monthly contribution to Worthy Management relating to its allocated share of such expenses.

Worthy Peer Capital and Worthy Lending

Worthy Peer Capital provides a majority of its assets (excluding cash and government securities) to be used for loans to manufacturers, wholesalers and retailers secured by (i) inventory, (ii) equipment, (iii) accounts receivable and (iv) purchase orders. To a lesser extent, Worthy Peer Capital may also provide (i) secured loans to other borrowers, (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide factoring financing and other types of loans and investments, provided the amount and nature of such activities does not cause it to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.

Worthy Bond Offering

In January 2018 Worthy Peer Capital launched an offering pursuant to Regulation A under the Securities Act under the terms of an offering circular that was initially qualified by the SEC on January 4, 2018. On March 17, 2020, the offering was completed. From January 2018 through March 17, 2020, Worthy Peer Capital sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors. Notwithstanding the completion of the offering, Worthy Peer Capital inadvertently sold after March 17, 2020 $594,240 principal amount more in bonds than the maximum offering amount allowable under the offering statement due to a coding error as to redemption transactions in our software. As a result of the oversubscription, on March 25, 2020, Worthy Peer Capital rescinded the purchase and sale of the oversubscribed bonds by refunding and crediting the accounts of the 2,250 purchasers of the oversubscribed bonds their respective investment amounts, without any deduction therefrom, and cancelling the oversubscribed bonds.

The Worthy Bonds sold by Worthy Peer Capital:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Peer Capital;
●	bear interest at 5% per annum;
●	have a term of three years, renewable at the option of the bond holder for up to two additional three-year terms;
●	may be redeemed by the holder;

o	holders seeking to redeem more than $50,000 principal amount of bonds issued by Worthy Peer Capital must give 30 days prior written notice;

●	are subject to redemption by Worthy Peer Capital; and
●	are not payment dependent on any underlying small business loan.

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The Worthy Bonds issued by Worthy Peer Capital are not dependent upon any particular loan and remain at all times the general obligations of Worthy Peer Capital. Proceeds from the sale of the Worthy Bonds were used to fund loans and for general corporate purposes, including the costs of Worthy Peer Capital’s offering.

Since Worthy Peer Capital has completed the foregoing offering, it may no longer offer interest reinvestment in Worthy Bonds under the auto-invest program to bondholders who selected this reinvestment feature as Worthy Peer Capital may not issue any more Worthy Bonds under the foregoing offering statement. As a result, Worthy Peer Capital pays interest on interest (compounded interest) and credits such interest to such bondholders’ accounts in accordance with the terms of the Worthy Bonds that it issued.

On December 16, 2020, Worthy Peer Capital filed a new offering statement on Form 1-A with the SEC under SEC File No. 024-11389, as amended by Amendment No. 1 to Form 1-A filed with the SEC on January 28, 2021, and as amended by Amendment No. 2 to Form 1-A filed with the SEC on March 22, 2021 for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds, $59,920,000 aggregate principal amount of demand bonds and $80,000 of referral bonds. This offering statement has not yet been qualified by the SEC.

Worthy Peer Capital’s Loan and Investment Portfolio

Beginning in September 2018, Worthy Peer Capital, through its subsidiary Worthy Lending, began deploying the net proceeds it had raised through its sale of Worthy Bonds by loaning funds directly to borrowers and by providing funds and underwriting support in connection with participation agreements with other lenders under loan agreements. The balance due Worthy Peer Capital at December 31, 2020 and December 31, 2019, net of the loan loss reserve, was $5,985,377 and $10,161,592, respectively.

The loans to manufacturers, wholesalers and retailers range in size from $165,000 to $2,000,000 and pay interest at varying rates ranging from 0.62% per month to 1.5% per month and collateral management fees between 0.5% and 1% per month. The loan agreements have customary loan origination fees, which have been netted against loan costs with the net amount recorded as deferred revenue to be recognized as revenue over the term of the loan. One of the loans has an annual facility fee, which is being amortized into income over one year. The term of the loans range from two to three years, with no prepayment penalty and generally pay only interest with principal due at maturity. The loans are primarily secured by the assets of the borrowers. The loan loss reserve balance at December 31, 2019 and December 31, 2020 was $1,841,315 and $3,377,890, respectively.

At December 31, 2020, Worthy Peer Capital has real estate loans for a total of $2,145,000. Each loan is secured by a mortgage in the real estate, and is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between March of 2021 and November of 2022. These loans pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of December 31, 2020. The loan loss reserve on mortgage loans was $9,200 at December 31, 2020.

During the year ended December 31, 2019, Worthy Peer Capital invested in 8 real estate loans for a total of $1,774,000. Each loan is secured by a first mortgage in the real estate, and is located in the state of Florida. Each loan has a maturity date of 1 or 2 years and matures on various dates ranging between March 2021 and December 2021.These loans pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. None of these loans are currently in default, forbearance or deferral.

Worthy Peer Capital maintains a portfolio of investments on its consolidated balance sheet as investments held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. Worthy Peer Capital typically invests in public preferred and common equities, private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss. Worthy Peer Capital targets 20% portfolio weight in the more conservative investments.

Worthy Peer Capital II and Worthy Lending II

Our wholly-owned subsidiary Worthy Peer Capital II, recently completed an offering pursuant to Regulation A of its Worthy Bonds, which was qualified by the SEC on March 17, 2020. On October 1, 2020, Worthy Peer Capital II completed the offering and from March 17, 2020 through October 1, 2020, Worthy Peer Capital II sold approximately $50 million aggregate principal amount of its Worthy Bonds to 17,823 investors.

Worthy Peer Capital II, through Worthy Lending II, is implementing its business model. Worthy Peer Capital II’s business model is centered primarily around providing loans for growing businesses directly and by providing funds and underwriting support for participations with other lenders, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing. To a lesser extent, Worthy Peer Capital II may also provide loans to other borrowers, acquire equity interests in real estate, make fixed income and/or equity investments, provide factoring financing and other types of loans and investments, provided the amount and nature of such activities does not cause Worthy Peer Capital II to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.

Beginning in March of 2020, Worthy Peer Capital II, through its wholly owned subsidiary Worthy Lending II, began deploying the net Worthy Bond proceeds by loaning funds through participation agreements with other lenders under loan agreements and directly to borrowers. The loan balance, net of the loan loss reserve, due Worthy Peer Capital II at December 31, 2020 was $18,919,044.

Worthy Bond Offering

The Worthy Bonds sold by Worthy Peer Capital II:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Peer Capital II;
●	bear interest at 5% per annum, compounded and credited to bondholders’ Worthy accounts;
●	have a three-year term, renewable at the option of the bond holder for up to two additional three-year terms;
●	are redeemable at any time at the option of the holder;

o	holders seeking to redeem more than $50,000 principal amount of bonds issued by Worthy Peer Capital II must give 30 days prior written notice;

●	are subject to redemption by Worthy Peer Capital II at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

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The Worthy Bonds issued by Worthy Peer Capital II are not dependent upon any particular loan and remain at all times the general obligations of Worthy Peer Capital II. Proceeds from the sale of the Worthy Bonds were used to fund loans and for general corporate purposes, including the costs of their offering.

Since Worthy Peer Capital II has completed the foregoing offering, it may no longer offer interest reinvestment in Worthy Bonds under the auto-invest program to bondholders who selected this reinvestment feature as Worthy Peer Capital II may not issue any more Worthy Bonds under the foregoing offering statement. As a result, Worthy Peer Capital II pays interest on interest (compounded interest) and credits such interest to such bondholders’ accounts in accordance with the terms of the Worthy Bonds that it issued.

Worthy Peer Capital II’s Loan and Investment Portfolio

The loans to small businesses, currently including loans to wholesalers and retailers range in size from $200,000 to $3,500,000 and pay interest at varying rates ranging from 1% to 1.5% per month. The loan agreements have customary loan origination fees, which have been netted against loan costs with the net amount recorded as deferred revenue to be recognized as revenue over the term of the loan. The term of the loans range from six months to three years with no prepayment penalty and generally pay only interest with principal due at maturity. Our loans consist primarily of loans to small businesses through our funding and participation with other lenders and are secured by the assets of the borrowers, including inventory, equipment, and accounts receivable.

At December 31, 2020, Worthy Peer Capital II was invested in real estate related loans for a total of $3,211,000. Each loan is secured by a first mortgage in the real estate, and is located in the state of Florida. Each loan has a maturity date of 1 to 3.5 years and matures on various dates ranging between May 2022-June 2024. These loans pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. None of these real estate loans are currently in default. The allowance for loan losses on these mortgage loans was $16,058 at December 31, 2020.

Worthy Peer Capital II maintains a portfolio of investments on its consolidated balance sheet as investments held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. Worthy Peer Capital II typically invests in public preferred and common equities, private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss. Worthy Peer Capital II’s investment targets 20% portfolio weight in the more conservative investments.

Worthy Community Bonds and Worthy Lending III

Our wholly-owned subsidiary Worthy Community Bonds was formed on June 30, 2020. On September 29, 2020, Worthy Community Bonds commenced an offering pursuant to Regulation A of $50 million aggregate principal amount of its Worthy Bonds under its qualified Offering Statement. On February 26, 2021, Worthy Community Bonds completed the offering. From September 29, 2020 through February 26, 2021, Worthy Community Bonds sold approximately $50 million aggregate principal amount of Worthy Bonds to 18,914 investors.

Worthy Community Bonds is implementing its business model through Worthy Lending III. Worthy Community Bonds’ business model is centered primarily around providing loans for small businesses through providing funding and participations with other lenders or direct loans, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing. To a lesser extent, Worthy Community Bonds may also provide loans to other borrowers, acquire equity interests in real estate, make fixed income and/or equity investments, provide factoring financing and other types of loans and investments, provided the amount and nature of such activities does not cause Worthy Community Bonds to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.

Worthy Bonds Offering

The Worthy Bonds sold by Worthy Community Bonds:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of Worthy Community Bonds;
●	bear interest at 5% per annum, compounded and credited to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by Worthy Community Bonds at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

The Worthy Bonds issued by Worthy Community Bonds are not dependent upon any particular loan and will remain at all times the general obligations of Worthy Community Bonds. Proceeds from the sale of the Worthy Bonds are being used to fund loans and for general corporate purposes.

Worthy Community Bonds’ Loan and Investment Portfolio

The loans to small businesses, currently including loans to wholesalers and retailers range in size from approximately $300,000 to $2,300,000 and pay interest at varying rates ranging from 1% to 1.5% per month. The term of the loans range from one to three years with no prepayment penalty and generally pay only interest with principal due at maturity. Our loans consist primarily of loans to small businesses through our funding and participation with other lenders and are secured by the assets of the borrowers, including inventory, equipment, and accounts receivable.

At December 31, 2020, Worthy Community Bonds was invested in real estate related loans for a total of $2,313,000. Each loan is secured by a first mortgage in the real estate, and is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between October 2022-November 2022. These loans pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. None of these real estate loans are currently in default. The allowance for loan losses on these mortgage loans was $11,565 at December 31, 2020.

Worthy Community Bonds maintains a portfolio of investments on its consolidated balance sheet as investments held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. Worthy Community Bonds typically invests in common equities, with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss. Worthy Community Bonds’ investment targets 20% portfolio weight in the more conservative investments.

Worthy Community Bonds II and Worthy Lending IV

Our wholly-owned subsidiary Worthy Community Bonds II was formed on November 2, 2020. It has not yet generated any revenue and has no operating history. Worthy Community Bonds II filed an offering statement on Form 1-A under SEC File No. 024-11372, with the SEC, as amended by Amendment No. 1 filed on January 8, 2021, Amendment No. 2 filed on January 29, 2021, and Amendment No. 3 filed on March 5, 2021, for a public offering pursuant to Regulation A of $50,000,000 aggregate principal amount of demand bonds. The offering statement has not yet been qualified by the SEC and the offering of bonds has not yet commenced.

Worthy Community Bonds II is an early stage company, which, through Worthy Lending IV, plans to implement its business model. Worthy Community Bonds II’s business model is centered primarily around providing loans for small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing. To a lesser extent, Worthy Community Bonds II may also provide loans to other borrowers, acquire equity interests in real estate, make fixed income and/or equity investments, provide factoring financing and other types of loans and investments, provided the amount and nature of such activities does not cause Worthy Community Bonds II to lose its exemption from regulation as an investment company pursuant to the Investment Company Act.

Worthy Bonds Offering

The Worthy Bonds to be sold by Worthy Community Bonds II:

●	will be priced at $10.00 each;
●	will represent a full and unconditional obligation of Worthy Community Bonds II;
●	will bear interest at 5% per annum, compounded and credited to bondholders’ Worthy accounts;
●	will be subject to repayment at any time at the demand of the holder;
●	will be subject to redemption by Worthy Community Bonds II at any time;
●	will not be payment dependent on any underlying small business or other loan; and
●	will be unsecured.

The Worthy Bonds to be issued by Worthy Community Bonds II will not be dependent upon any particular loan and will remain at all times the general obligations of Worthy Community Bonds II. Proceeds from the sale of the Worthy Bonds II will be used to fund loans and for general corporate purposes, including the costs of the offering being conducted by Worthy Community Bonds II.

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Competitors and Industry

Industry

The survival and growth of small businesses depends on access to credit. Banks are the most common source of external credit for small businesses but given the current consolidation trend in U.S. banking, and the continued decline in the number of small banks, there have been significant negative effects on the availability of capital for U.S. companies. Fortunately, over the past decade, additional options for small businesses have emerged with the growth of new technology-enabled lenders. These fintech companies identified the gaps in the small business lending market and revolutionized both the loan application experience, as well as evaluation of creditworthiness, for entrepreneurs looking for capital. A recent Federal Reserve survey found that 21 percent of surveyed employer businesses and 28 percent of non-employer businesses applied for financing from an online alternative lender. Leveling up their growth was the most common reason business owners applied for a loan.

According to a survey by the Small Business Administration, small business non-equity financing of all types amounted to over a trillion dollars. Worthy Financial’s lending subsidiaries are a part of this growing market.

Competitors

We compete with other companies that lend to small businesses. These companies include traditional banks, a number of specialized financial providers (such as wholesalers who may offer supply financing/trade credit), and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individuals have already begun to pursue expanding their services to business lending.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract customers more effectively than we do.

When new competitors look to enter our market, or when existing industry participants look to increase their market share, they sometimes reduce the pricing and credit terms common in that market, which could adversely affect our business. Our pricing and credit terms could decline if we make an effort to meet these competitive challenges. Further, to the extent that the fees we pay to our partners and borrower referral sources are not competitive with those paid by others, these partners and sources may move their business elsewhere, resulting in us originating less loans. The consequence of these competitive pressures could also cause us to reduce the interest rates we charge to our customers. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to our competitors:

We are part of the Worthy Community. The Worthy App and websites are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions, yet they have a need to accumulate assets for retirement or otherwise. We believe that the Worthy Fintech Platform provides for a savings and investing alternative for millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

We are part of the fast-growing online lending industry. Alternative lenders often provide a more appealing financing option to small businesses as they are usually more flexible than larger financial institutions on loan repayment terms and often approve loans much faster than banks. For example, online “peer-to-peer” lending website uses technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Alternative lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options online were traditionally limited to banks.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $500,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business loan program enables us to profitably participate in loans at these levels.

Marketing

Worthy Financial promotes its platform and mobile app through its own monthly newsletter (“Noteworthy”) where financial tips and articles are shared as well as highlights of Worthy employees and technology features.  Worthy’s mobile app is also promoted via the Apple and Android app stores. Before COVID-19 restrictions, Worthy Financial also built product awareness through its representatives speaking at national events such as financial and technology conferences; Worthy Financial still participates in industry events but to a lesser extent as these are now conducted remotely. Our Worthy community members also refer others in their networks, such as friends and family members, to join the platform. Marketing for direct loans and participations through the Worthy Lending subsidiaries is conducted primarily by the management of the Company with professional and business advisers to growing companies. To a lesser extent marketing is done through the Worthy Lending website www.worthylending.com, mailchimp emails and LinkedIn. The information available on, or accessible through, the foregoing website is not a part of this Offering Circular and is not incorporated herein.

Our operating subsidiaries market the Worthy Bonds primarily through digital media channels such as Facebook ads, publishers of financial blogs and through marketing partnerships with other financial service firms.

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Strategy

Our strategy is to expand our network of online information, social networking, and institutional, (colleges and universities, charities, trade organizations, and employer) sources of introductions and referrals to our targeted users.

Subject to the successful completion of this offering, one of our primary goals at Worthy Financial for 2021 and beyond is to find additional ways to grow and bring value to our Worthy community members. We will do this through building out a community section on the Worthy Website and the Worthy App where we will offer financial educational resources, more opportunities for our members to be highlighted, as well as offer additional products and services of interest to them. This will also provide Worthy Financial an additional revenue stream as we can earn marketing fees as part of these product offerings.

A portion of the proceeds of this offering will be used to not only build out the technology platform to accommodate the additional benefits for our community but to hire the team – such as those for partnerships, community engagement and content creation – to execute on and to manage the growth. See “Use of Proceeds to Issuer.”

Ultimately, our objective is to bring our members great deals on products and services that will complement their lifestyle, save as well as earn them money, and help them achieve their personal and financial goals.

Governmental Regulation

The regulatory framework for nonbank online lending platforms such as the Company is evolving and uncertain. We are affected by laws and regulations, and judicial interpretations of those laws and regulations, that apply to businesses in general, as well as to commercial lending. This includes a range of laws, regulations and standards that address information security, privacy, fair lending and anti-discrimination, fair sales/marketing practices, transparency, credit bureau reporting, anti-money laundering and sanctions screening, commercial lending, licensing and interest rates, among other things. Because we are not a bank and are engaged in commercial lending, we are not subject to certain of the laws and rules that only apply to banks and that has federal preemption over certain state laws and regulations.

On January 11, 2021, the Company received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by the Company that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, the Company and the Company’s operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. The Company is not currently the subject of any enforcement proceedings. The Company is fully cooperating with the SEC’s request.

State Interest Rate Regulations

Although the federal government does not regulate the maximum interest rates that may be charged on commercial loan transactions, many states have enacted laws specifying the maximum legal interest rate at which loans can be made in their state. The loan agreements relating to loans that we originate are by their terms governed by Delaware law. Delaware does not have rate limitations on commercial loans of $100,000 or more or licensing requirements for commercial lenders making such loans. Our underwriting team and senior members of our credit risk team are headquartered in Boca Raton, Florida. Our direct commercial loan contracts are made in New York state. With respect to loans where we work with a partner, our partner may utilize the law of the jurisdiction applicable to the partner in connection with its commercial loans.

State Issuer-dealer Regulation

In order to conduct their Regulation A offerings of bonds, each of Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds has registered, and Worthy Community Bonds II also has registered, but is subject to qualification, as an issuer-dealer in the states of Florida, Texas, Arizona and North Dakota. The state of Florida requires issuer-dealers registered in the state to maintain a minimum net capital of $5,000, defined as total assets of an issuer, less total liabilities. Texas regulations require that issuer-dealers be solvent. The states may deny an issuer registration if they find a net capital deficiency, in the case of Florida, or that the issuer is not solvent, in the case of Texas. At the date of this Offering Circular, none of our registered subsidiaries has been denied registration.

As of December 31, 2020, Worthy Peer Capital has net capital of ($4,711,024), Worthy Peer Capital II has net capital of ($1,294,000) and Worthy Community Bonds has net capital of $(623,921). Worthy Financial intends to use a portion of the net proceeds of this offering to make capital contributions to each of Worthy Peer Capital and Worthy Peer Capital II so those subsidiaries can meet their net capital requirements. Assuming the offering is fully-subscribed, Worthy Financial would contribute a total of $4,000,000 to Worthy Peer Capital and $1,147,000 to Worthy Peer Capital II. Worthy Peer Capital and Worthy Peer Capital II will not be required to pay back funds received. See “Use of Proceeds to Issuer.”

Intellectual Property

The Company holds 2 registered trademarks, Worthy™, and I am Worthy™.

Legal Proceedings

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

On January 11, 2021, the Company received a subpoena from the SEC in connection with Peerbackers, a company that was wholly owned by the Company that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, the Company and the Company’s operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. The Company is not currently the subject of any enforcement proceedings. The Company is fully cooperating with the SEC’s request.

Employees

At the date of this Offering Circular, we have 17 full-time employees, together with one independent contractor who provides a substantial portion of his time to us.

The Company’s Property

We do not own real property and are currently leasing our offices in Boca Raton, Florida.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular. Unless otherwise indicated, the latest results discussed below are as of December 31, 2020.

Overview

Worthy Financial, Inc. was founded February 24, 2016 in Delaware. Through our lending subsidiaries, the Company loans or participates in secured loans, primarily to small business borrowers. We have offered and continue to offer Worthy Bonds in $10.00 increments directly through our website and app.

In 2020 and 2019, our subsidiaries’ revenues were primarily derived from interest and fees on our loans and mortgage loans receivable. Our subsidiaries also derived other income from cash and investments which includes interest and dividend income. In 2018 our subsidiaries’ revenues included revenues from interest income, as well as loan fees as compared to revenues solely from interest income in 2017, which reflects the deployment of a portion of the net proceeds from the sale of Worthy Bonds in 2018 to make loans and other permissible investments. Interest income represents interest the subsidiaries earn on investments and cash on deposit. Loan fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as revenue over the term of the loan. For term loans, subsidiaries recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as revenue in our consolidated statement of operations. Loan fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

Worthy Financial, Inc. does not receive any of its subsidiaries’ revenues, other than the monthly license fee paid by subsidiaries. All revenues received by subsidiaries are retained by the subsidiaries to fund their operations. Monthly license fees paid by subsidiaries to Worthy Financial, Inc. do not appear as revenues on the Company’s consolidated financial statements as they are eliminated in consolidation. Our subsidiaries do not pay dividends to Worthy Financial, nor do we anticipate that they will pay dividends for the foreseeable future.

A summary of the Company’s loan portfolio at December 31, 2020 and at December 31, 2019, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2020

Loans	$23,110,751	$10,383,464	$373,178	$33,867,393	$7,669,000

Allowance for loan losses	$1,950,120	$1,835,931	$7,464	$3,793,515	$36,820

Total Loans, net	$21,160,631	$8,547,533	$365,714	$30,073,878	$7,632,180

Percentage of total outstanding loans receivable	70%	29%	1%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

Outstanding December 31, 2019

Loans	$8,607,874	$3,395,032	$-	$12,002,906	$1,774,000

Allowance for loan losses	$883,906	$957,409	$-	$1,841,315	$-

Total Loans, net	$7,723,968	$2,437,623	$-	$10,161,591	$1,774,000

Percentage of total outstanding loans receivable	76%	24%	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

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Results of Operations

Year ended December 31, 2020 Compared to Year ended December 31, 2019

Operating Revenue

Interest on loans receivable

Total interest on loans receivable received by subsidiaries for the year ended December 31, 2020 (“Fiscal 2020”) was $3,624,277 and for the year ended December 31, 2019 (“Fiscal 2019”) was $749,162, an increase of $2,875,115 from Fiscal 2019. This increase was the direct result of our subsidiaries’ increased loan portfolio.

At December 31, 2020, our subsidiaries’ loans receivable held for investment, net balance and mortgage loans held for investment, net balance were $30,073,878 and $7,632,180, respectively. At December 31, 2019 our subsidiaries’ loans receivable held for investments, net balance and mortgage loans held for investment were $10,161,592 and $1,774,000, respectively. The subsidiaries’ provision for loan losses also increased at December 31, 2020 as a result of their increased loan portfolio. The balance at December 31, 2020 was $3,830,335 and the balance at December 31, 2019 was $1,841,315.

Loan fee income

For Fiscal 2020, loan fee income totaled $391,231 as compared to $202,118 for Fiscal 2019. This $189,113 increase was due to increased loans earning fees in Fiscal 2020 as compared to Fiscal 2019.

Cost of Revenue

Interest expense on bonds

Interest expense on bonds for Fiscal 2020 was $2,459,866, an increase of $1,893,477 from Fiscal 2019. Interest expense on bonds for Fiscal 2019 was $566,389. The increase was the direct result of our increased bond sales and the duration of bonds outstanding during Fiscal 2020 as compared to Fiscal 2019.

Provision for loan losses

The provision for loan losses for Fiscal 2020 was $2,199,326 as compared to $1,841,315 for Fiscal 2019, an increase of $358,011.

Operating Expenses

Our operating expenses for Fiscal 2020 were $4,121,767 as compared to $2,284,031 for Fiscal 2019, an increase of $1,837,736, which represents the growth of our Company during 2020.

This increase is primarily attributable to an increase of approximately $225,000 in sales and marketing expenses, approximately $1,200,000 in compensation and related expenses and approximately $420,000 in general and administrative expenses. The increase in compensation and related expenses is directly related to the growth of the Company. In 2020 the Company hired additional personnel and increased management salaries to maintain pace with the growth of the Company. The Company also added health insurance in 2020 as an additional benefit for all employees.

Other Income (Expenses)

Realized and Unrealized gains (losses) on investments, net

For Fiscal 2020 and Fiscal 2019 our net unrealized gains (losses), on marketable securities were $337,783 and ($11,852), respectively. This was primarily due to a larger investment base in 2020 and a positive change in general market conditions. Realized gains on investments, net was $112,239 for the year ended December 31, 2020 as compared to $0 for the year ended December 31, 2019.

Interest expense

Interest on convertible notes issued by Worthy Financial increased to $73,721 for Fiscal 2020 from $57,065 for Fiscal 2019 which was due to a higher balance of notes outstanding for the full Fiscal 2020.

As we expand we will need to hire more people to support additional administration and marketing needs. However, we are unable at this time to quantify these expected increases. As with the expected increases in our operating expenses, we also expect our subsidiaries’ interest expense will increase in 2021 as they sell additional Worthy Bonds.

Interest and Dividends on Investments

Interest and Dividends on Investments for Fiscal 2020 was $216,816 as compared to $7,550 for Fiscal 2019. This $209,266 increase was the direct result of our increased investment portfolio, which increased in the latter half of fiscal year 2019.

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As a result of the foregoing, our net loss was $4,119,032 in Fiscal 2020 and $3,712,068 in Fiscal 2019. Until such time as we begin generating sufficient revenues, if ever, we expect to continue to report net losses.

Liquidity and Capital Resources

At December 31, 2020, we had total shareholders’ deficit of approximately $7,344,000 as compared to a total shareholders’ deficit of approximately $3,770,000 at December 31, 2019. Our total assets increased substantially at December 31, 2020 as compared to December 31, 2019, which principally reflects approximately $23,437,000 in cash on hand from the sale of Worthy Bonds during Fiscal 2020 and approximately $49,752,000 of loans receivable held for investment, mortgage loans held for investment and other investments on our balance sheet. Our total liabilities also increased substantially in Fiscal 2020 as compared to Fiscal 2019, which is principally related to the liabilities of approximately $78,325,000 associated with the Worthy Bonds. We do not have any commitments for capital expenditures.

Our consolidated shareholders’ deficit and working capital deficiency are the result of initial and early-stage operating subsidiary sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. The combination of interest payable on the bonds and operating expenses initially generate working capital deficit. Now with three subsidiaries generating income from loans and investments, we expect that the working capital deficit will be reduced starting with the second quarter of 2021.

To date, the working capital deficit has been funded by capital infusions to the Company through funds raised in a variety of equity, debt, and convertible debt financings. One of the primary uses of proceeds of this offering is to make capital contributions to support net capital at certain operating subsidiaries and to reduce or eliminate the shareholders’ deficit.

Net cash used in operating activities for Fiscal 2020 was approximately $684,000, as compared to approximately $1,663,000 for Fiscal 2019. In both periods cash was used primarily to fund our losses. Net cash provided by investing activities was approximately $35,008,000 in Fiscal 2020, which represented primarily loans and mortgage loans made, offset by loan principal pay downs and net purchases of marketable securities and mortgage loans, as compared to approximately $17,258,000 used in investing activities in Fiscal 2019, representing similar uses as made in Fiscal 2020. Net cash provided by financing activities in Fiscal 2020 was approximately $51,060,000, which primarily represented bonds sold less redemptions and to a lesser extent proceeds common stock sold, proceeds from notes payable and proceeds from the PPP loan described below, as compared to approximately $25,528,000 in Fiscal 2019, which primarily represented net proceeds from the sale of bonds, convertible debt and shares of our Common Stock.

Going Concern and Management’s Plans

The Company is dependent upon proceeds from sales of convertible debt and equity for working capital, and has incurred operating losses since inception. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Throughout the next 12 months, the Company intends to fund its operations, including the payment of interest on the Worthy Bonds, with funding from sales of convertible debt and/or equity, including the net proceeds of this offering, as well as net profits generated from our subsidiaries’ loan portfolio. The Company, however, is not a party to any binding agreement for the sale of convertible debt and/or equity. If the Company cannot raise any additional short-term capital, the Company may consume all of its cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of the Company’s planned development, which could harm its business, financial condition and operating results. The consolidated balance sheet does not include any adjustment that may result from these uncertainties.

Indebtedness

Since inception, the Company has funded a portion of its operations through capital received from the issuance of convertible promissory notes and, during Fiscal 2020 and Fiscal 2019, from the sale of Worthy Bonds.

Convertible Notes

In January 2017, the Company issued a convertible note payable to a shareholder in the amount of $25,000. The note provided for interest at 9% and matured on January 17, 2019. At maturity, the Company issued 29,500 shares of Common Stock for the conversion of this convertible note payable and related accrued interest.

During Fiscal 2018, we issued 8 convertible notes payable in the amount of $400,000. During Fiscal 2019, we sold an additional $310,000 of 9% convertible notes. The notes bear interest at 9% and mature in three years from the issuance date. At any time prior to the maturity date that we complete a “Qualified Financing,” the principal amount outstanding and all accrued but unpaid interest due is automatically converted into shares of Common Stock without any further action of the noteholder at a discount of 25% to the Qualified Financing valuation with a conversion cap of $5,000,000. A “Qualified Financing” is defined as an offering of our equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions, which close within six months of each other. In the event we do not have a Qualified Financing prior to the maturity date, holders have the option at the maturity date to convert the principal amount of the notes, plus accrued interest, into shares of Common Stock at a pre-conversion valuation of $5,000,000. Holders of convertible notes have no rights as shareholders of the Company, including the right to vote, until such time as the notes are converted into shares of Common Stock in accordance with their respective terms. Assuming we raise at least $3,000,000 in this offering, the terms of this offering would trigger conversion of the notes into a total of 511,770 shares of Common Stock, assuming interest is accrued through June 30, 2021.

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Promissory Notes

In July and August 2020, the Company issued $75,000 in 9% short-term promissory notes in a private placement to accredited investors. Purchasers of the promissory notes also purchased 6,000 shares of Common Stock at a price of $0.01 per share for additional gross proceeds to the Company of $30.00. The promissory notes mature one year from the date of issuance and pay simple interest on the maturity date. There is no penalty for payment prior to maturity. The proceeds of the placement are being used by the Company to pay for the professional expenses incurred in connection with this offering. The Company intends to repay the principal amount of the notes and any accrued interest with net proceeds of the offering. See “Use of Proceeds to Issuer.”

Worthy Bonds

Through March 17, 2020, Worthy Peer Capital sold $49,999,980 principal amount of Worthy Bonds, net of redemptions of $32,251,340, as of the date of this Offering Circular. As of October 1, 2020, Worthy Peer Capital II sold a principal amount of $49,999,620 in Worthy Bonds, net of redemptions of $18,502,080 as of the date of this Offering Circular. Through February 26, 2021, Worthy Community Bonds sold a principal amount of $49,870,930 in Worthy Bonds, net of redemptions of $7,944,540. The bonds pay interest at 5% per annum, subject to our subsidiaries’ option to increase the interest rate up to an additional 1% per annum, and mature 3 years from the date of issuance, except for the Worthy Community Bonds which do not have a maturity date. The bonds are renewable at the option of the bond holder and, in the case of bonds issued by Worthy Peer Capital, may be redeemed by the holder subject, at the option of Worthy Peer Capital, to a 1% redemption fee if redeemed within the first year after issuance. Worthy Financial does not directly or indirectly guarantee the indebtedness of any of its subsidiaries, nor do any of its subsidiaries guarantee Worthy Financial’s or other subsidiaries’ obligations.

Paycheck Protection Program Loan

The Company applied for loans being administered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Recovery Act of 2020 (“CARES Act”) to assist in maintaining payroll and operations through the period impacted by the COVID-19 pandemic. In May 2020, Worthy Financial entered into a loan under the Paycheck Protection Program (“PPP”) for $97,250 in principal amount, which may be forgivable as specified in the CARES Act. The loan will mature 50 months from the date it was issued and will accrue interest at a rate of 1% per year. If the Company does not apply for loan forgiveness, it will be required to pay principal and interest payments. The Company intends to apply for loan forgiveness by utilizing the funds in accordance with defined loan forgiveness guidance issued by the government. The Paycheck Protection Program Flexibility Act of 2020 authorized Worthy Financial to apply for forgiveness of the funds utilized over the course of 24 weeks so long as the full-time equivalent staffing level remains the same (or increases) and that at least 60% of the funds are utilized to pay payroll costs. The Company intends to utilize at least 80% of the funds on payroll costs and 20% on rent/utilities, exceeding the minimum 60% threshold, and intends to maintain staffing levels.

Common Stock Issuances

In 2017, the Company sold 400,712 shares of Common Stock for $605,000 in a private placement to a former director and adviser.

In July 2018, the Company launched a crowdfunding offering pursuant to Regulation Crowdfunding under the Securities Act (the “Crowdfunding Offering”). The Crowdfunding Offering was conducted on the crowdfunding portal operated by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”) and its wholly-owned subsidiary StartEngine Capital, LLC. We raised net proceeds of $241,871 in the Crowdfunding Offering in exchange for the issuance of 107,844 shares of our Common Stock. The Crowdfunding Offering was terminated in February 2019.

In July and August 2020, the Company sold 125,000 shares of Common Stock at a price of $2.50 per share for gross proceeds to the Company of $312,500 in a private placement to accredited investors. The Company also sold 6,000 shares of Common Stock associated with debt sold, as part of the same private placement at a price of $0.005 per share for gross proceeds of $30.

Trend Information

Our business model continues to include direct loans to borrowers and participation with other lenders in similar secured business loans. As our lending capacity increases with the sale of Worthy Bonds and as our affiliates become better known to more established lenders, we anticipate our allocation of loan funds will include an increasing percentage of participations with other lenders.

Although we are currently in a national period of economic distress, we believe the Company is in a relatively good position to withstand potential downward pressure on the economy.

While some temporary accommodations are being made in recognition of certain borrowers’ cash flow issues caused by the slow down or temporary interruption in business, our loan portfolio remains strong.

●	In accordance with our asset-based loan business model, our loans are secured by assets of the borrowers including inventory, accounts receivable, purchase orders, equipment, and real estate.
●	The inventory, equipment, and real estate assets securing our loans are appraised by independent third parties at a net orderly liquidation value of more than the amount of our loans.
●	The accounts receivable securing our loans are verified with the account debtor and our loans against such accounts receivable are at a discount to the amount of such accounts receivable.

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●	Our loans issued directly to borrowers are personally guaranteed by holders of 20% or more of the equity of the corporate borrower.
●	Our loans are to borrowers in diverse industries and geographic locations, which avoids concentration to specific business segments and locations that might experience unusually high economic stress.
●	Of the approximately 65 loans in our portfolio as of the date of this Offering Circular, 4 are in collection status.

The Company also has investments in debt and equity securities. Our investment policy requires overnight liquidity and all investments are to be investment grade securities, unless pre-approved by the Company.

COVID-19

As a result of the COVID-19 pandemic, the Company’s office was closed for approximately ten weeks from mid-March 2020 through early June 2020. All employees worked efficiently from home. There were no furloughs or layoffs. All employees have been working from our office since the beginning of June 2020.

During this time, bond sales by Worthy Peer Capital II were uninterrupted. Worthy Peer Capital completed its Regulation A offering of bonds in early March 2020.

Worthy Peer Capital experienced a significant increase in bond redemptions in the first and second quarters of 2020 due to government mandated shutdowns and layoffs. We were able to liquidate enough loans and investments to cover all redemption requests, which are now back to pre-COVID-19 levels. Liquidation of loans and investments resulted in a related reduction in income. Much of the loss in investment value is now approaching pre-COVID-19 levels.

The loan portfolio of Worthy Peer Capital was impacted by COVID-19, particularly loans to retail borrowers and distributors and wholesalers serving the retail industry. We did not experience loan losses as a result of COVID-19, but there were several cash flow accommodations to borrowers in terms of current payments of interest and/or principal.

We anticipate the possibility that as a result of COVID-19 many current commercial bank borrowers will be or become in breach of bank loan covenants resulting in bank requests that the borrowers arrange for new sources of debt financing. Many of these “previously bankable” borrowers could become asset-based borrowers from lenders like our affiliates.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The executive officers and directors of the Company as of December 31, 2020 are listed below.

Name	Positions	Age	Term of Office	Approximate Hours per Week
Executive Officers

Sally Outlaw	Chief Executive Officer, President, Co-Founder	58	February 2016	40

Alan Jacobs	Executive Vice President, Chief Operating Officer	79	February 2016	40

Joseph D’Arelli	Senior Vice President and Chief Financial Officer	52	October 2019	40

Jungkun “Jang” Centofanti	Senior Vice President, Chief Administrative Officer, Secretary	53	January 2018	40

James Eichman	Chief Technology Officer	55	December 2019	40

Directors

Sally Outlaw	Director	58	February 2016	N/A

Alan Jacobs	Director	79	February 2016	N/A

Dara Albright	Director	50	February 2016	N/A

Stefanie Crowe	Director	51	April 2019	N/A

Todd Lazenby	Director	54	April 2019	N/A

Sally Outlaw. Ms. Outlaw, a life-long entrepreneur who is passionate about opening up economic opportunity for all, has served as an officer and director of our Company since founding it in 2016. Ms. Outlaw is also the Chief Executive Officer and director of Worthy Peer Capital. Ms. Outlaw is also the President, Chief Executive Officer and a director of each of Worthy Peer Capital II, Worthy Community Bonds and Worthy Community Bonds II. Since October 2019 she has served as President, Chief Executive Officer and a member of the Board of Directors of Worthy Management. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through the JOBS Act. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and holds a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs. Mr. Jacobs, who has more than 40 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and entrepreneur/senior executive of both private and public companies, has been an officer and director of our Company since 2016. Mr. Jacobs is also the Executive Vice President and Chief Operating Officer and a director of Worthy Peer Capital and president of Worthy Lending. Mr. Jacobs is also the Executive Vice President, Chief Operating Officer and a member of the Board of Directors of each of Worthy Peer Capital II, Worthy Community Bonds and Worthy Community Bonds II and also serves as the president of Worthy Lending, Worthy Lending II, Worthy Lending III and Worthy Lending IV. Since October 2019 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Management. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

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Joseph D’Arelli. Mr. D’Arelli has served as our Senior Vice President and Chief Financial Officer since February 2020. He also serves as a Senior Vice President of our Worthy Lending II subsidiary. He also serves as Senior Vice President and Chief Financial Officer of each of Worthy Peer Capital II, Worthy Community Bonds and Worthy Community Bonds II. Since August 2018 Mr. D’Arelli has served as Worthy Lending’s Executive Vice President and Chief Operating Officer, and since October 2019 he has served as Senior Vice President and Chief Financial Officer of Worthy Management. Mr. D’Arelli has over 25 years of experience in public accounting, including partnership and senior management positions, and he has extensive experience in auditing public and private companies in such industries as waste management, financial services, broker/dealers, and distribution and technology companies, which we believe is and continues to be of great value to our Company. From June 2018 until joining Worthy Lending, Mr. D’Arelli was self-employed, providing business advisory and accounting consulting services. From November 2016 until June 2018, Mr. D’Arelli was employed by Attis Industries, Inc. (Nasdaq: ATIS) serving as Chief Financial Officer (November 2016 until April 2017) and SEC Compliance Director (April 2017 until June 2018). From October 2012 until May 2016 he was a partner/shareholder at D’Arelli Pruzansky, P.A., formerly a PCAOB registered accounting firm (the firm voluntarily withdrew as a member of the PCAOB on March 29, 2018). He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the state of Florida. Mr. D’Arelli received a Bachelor’s Degree in Accounting from St. John’s University in 1992.

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings under Administrative Proceeding File No. 3-17605 pursuant to Section 21C of the Exchange Act, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issues regarding additional issuer audit clients. Respondents were ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Exchange Act and Rules 10A-2 and 13a-13 thereunder and to pay the SEC, jointly and severally, a civil penalty of $50,000.

Jungkun (“Jang”) Centofanti. Ms. Centofanti, who has more than 25 years of operational and management experience in a variety of consumer services industries including hospitality, banking and education, has been an officer of our Company since 2017. Ms. Centofanti has served as Worthy Lending’s senior vice president and chief administrative officer since August 2018. Ms. Centofanti also serves as the Senior Vice President, Chief Administrative Officer and Secretary of Worthy Peer Capital II since October 2019 and of Worthy Community Bonds and Worthy Community Bonds II. She is also Senior Vice President and Chief Administrative Officer of Worthy Lending II. Since October 2019 she has served as Senior Vice President, Chief Administrative Officer and Secretary of Worthy Management. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

James Eichman. Mr. Eichmann joined Worthy in December 2019 and is responsible for all aspects of product development, IT and security. Prior to joining Worthy, he was with a fintech company, Billtrust, for 18 years where he held positions as CTO, Chief Data Officer and oversaw revenue-generating product lines. At Billtrust, he helped grow the billing and payments company to over 500 employees and $100 million in revenue while managing a team of 150 engineers across multiple product lines. He also built the security and compliance teams to focus on payment industry and ACH audits and requirements. Prior to Billtrust, Jim held a position as Executive VP of Research and Development at PayTrust, managing a24 x 7 data center operation and a $20 million budget. Jim is a New Jersey CIO of the Year honoree and technology speaker at multiple New Jersey conferences. He has published articles addressing digital transformation and is a former board member for several technology organization

Dara Albright. Ms. Albright has been a director of our Company since 2016. A recognized speaker, writer and influencer on topics covering financial disruption, FinTech, RegTech, Digital/Crowd-Finance, she has been Chief Executive Officer of Dara Albright Media since 2011. Ms. Albright possesses a distinguished 28-year career in financial services encompassing IPO execution, investment banking, trading, corporate communications, financial conference production as well as institutional and retail sales. Ms. Albright presently serves on the board of Entoro Wealth, a boutique investment firm that provides customized risk-mitigated strategies for digital currencies. Ms. Albright received her B.A. in psychology from George Washington University in 1991.

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Stefanie Crowe. Ms. Crowe has been a director of our Company since April 2019. She is a wealth advisory and banking veteran, an entrepreneur and an angel investor. From 2014 to the present, she is a Co-Founder and General Partner of The JumpFund, an angel fund supporting female-led ventures in the southeast. In June 2020, Stefanie launched her own wealth advisory firm, AegleWealth, serving as CEO. From 2016 – 2020 she served as a wealth strategist for Stone Bridge Asset Management. From 2015 – 2016, Stefanie served as Chief Experience and Strategy Officer facilitating the merger of two community banks, Cornerstone Community Bank and Smartbank. From 2007-2015, Stefanie served as an executive for CapitalMark Bank & Trust, a de novo bank that was acquired in 2015 by Pinnacle Financial Partners. In those more than 8 years, Stefanie launched a Trust & Wealth division and later directed the bank’s marketing, communications, investor relations, community relations and strategic planning efforts. Before joining CapitalMark Bank & Trust, she had a long tenure with Bank of America and its predecessors working as a client advisor involving trusts, estates, investments, private banking and charitable planning. Ms. Crowe obtained her BA in Anthropology from The University of Notre Dame in 1991 and her MBA from University of Tennessee at Chattanooga in 2003. She is a frequent presenter on topics of wealth-building, entrepreneurship, leadership and community-building and she has served on well over a dozen non-profit boards.

Todd Lazenby. Mr. Lazenby has been a director of our Company since April 2019. Mr. Lazenby is the founder of Victory Partners, which he established in 2008, bringing over 25 years of private equity, investment banking, and corporate finance experience to the firm, having held increasing senior level positions in start-ups, mid-sized and Fortune 500 companies. He has built an investment and advisory firm catering to wealthy families and family offices that has made control investments in companies comprising over $300 million in enterprise value and has arranged and overseen in excess of $3.0 billion in capital markets and mergers and acquisitions transactions. Prior to founding Victory Partners, Mr. Lazenby was the Managing Partner of Summit Capital Partners, LLC based in Los Angeles, CA, then the managing partner of WP Capital Partners, L.P. based in Dallas, TX, both merchant banking firms representing middle market companies on a national basis. He holds a MS in Finance from Stanford University Graduate School of Business, a MBA and a BS in Communications from Florida State University, and a BSBA from Barry University.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, the Company compensated our three highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation			Total Compensation
Sally Outlaw	Chief Executive Officer	$145,962		$5,292	(1)	$151,254
Alan Jacobs	Chief Operating Officer	$291,923	$			$291,923
Joseph D’Arelli	Chief Financial Officer	$175,154	$			$175,154

(1)	Represents vehicle lease payments made on behalf of Ms. Outlaw.

The Company’s directors did not receive any compensation in connection with their directorships.

27

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of April 30, 2021, the voting securities of the Company that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable (2)	Percent of Class
Sally Outlaw	Common Stock	1,073,196	-	38.7%
Alan & Susan Jacobs	Common Stock	544,742	-	19.6%
Jack W. Richards & Susan Richards	Common Stock	380,712	-	13.7%
All executive officers and directors as a group (7 in total)	Common Stock	1,808,202	125,088	65.1%

(1)	The business address for the shareholders listed is One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487.
(2)	Represents 70,932 shares issuable upon exercise of stock options and 20,000 shares issuable upon conversion of convertible notes.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We were obligated to reimburse one of our officers, Alan Jacobs, for advancing us funds to cover costs such as filing fees and organizational expenses. The balance due was $1,096 at December 31, 2019 and was due on demand, unsecured and interest free. This amount was paid back subsequent to December 31, 2019.

There is $100,000 due from Worthy Peer Capital’s Chief Executive Officer (Sally Outlaw who is the Company’s Chief Executive Officer) and $100,000 due from its Chief Operating Officer (Alan Jacobs who is the Company’s Chief Operating Officer) to Worthy Peer Capital. The $100,000 due from each are notes receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 203,444 and 203,442 shares of the Common Stock of the Company, respectively. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2020 and December 31, 2019 the accrued interest on these loans totaled $26,667 and $6,667, respectively.

In March 2020, Worthy Peer Capital II entered into a loan receivable agreement with a small business of which its Chief Financial Officer, Joseph D’Arelli is a minority shareholder and a secured guarantor. The loan commitment is up to $550,000. As of December 31, 2020 Worthy Peer Capital II has loaned $543,000. The loan receivable pays interest at 18% per annum and has a 3 year term. Worthy Peer Capital II also received a 17.5% equity interest in the small business as a condition of the loan commitment. The loan was amended in January of 2021.  The loan agreement was amended to say the borrower will pay to lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. In October of 2020, Worthy Peer Capital II sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter.

In July 2020, the Company sold 20,000 shares of Common Stock in a private placement to Stefanie Crowe, one of its directors, for total proceeds of $50,000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Common Stock Issuances.”

28

SECURITIES BEING OFFERED

General

The Company and the selling shareholders are offering up to 1,000,000 shares of Common Stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s amended certificate of incorporation (the “Certificate”) and amended bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Worth Financial’s capital stock, you should refer to the Certificate, the bylaws and the applicable provisions of Delaware law.

At the date of this Offering Circular, Worthy Financial’s authorized capital stock consists of

●	10,000,000 shares of Common Stock, $0.0001 par value per share, and
●	2,000,000 shares of Preferred Stock, $0.0001 par value per share.

At the date of this Offering Circular, the issued and outstanding shares and options of the Company are as follows:

●	2,775,888 shares of Common Stock; and
●	743,940 shares are issuable pursuant to employee stock options that have been issued under the Stock Option Plans.

No shares of Preferred Stock are issued and outstanding.

Common Stock

Voting rights

The holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.

Dividend rights

Subject to preferences that may be granted to any then outstanding shares of Preferred Stock, holder of shares of our Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distribution to the shareholders. The payment of dividends on our common stock will be a business decision to be made by our Board of Directors from time to time based upon the results of our operations, our financial condition and any other factors that our Board of Directors considers relevant. Payment of dividends on our Common Stock may be restricted by law and by loan agreements, indentures and other transactions entered into by us from time to time. We have never paid a dividend on our Common Stock and we do not intend to pay dividends in the foreseeable future, which means that holders of Common Stock may not receive any return on their investment from dividends.

Rights to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock and any additional classes of Preferred Stock that we may designate in the future.

Rights and Preferences

Holders of the Company’s Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

29

Preferred Stock

Our Board of Directors, without further shareholder approval, may issue Preferred Stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of Preferred Stock, which ranks senior to our Common Stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on classes of our Common Stock to be effective while any shares of Preferred Stock are outstanding.

Stock Option Plans

During 2018, our Board of Directors approved a stock option plan for the issuance of up to 400,000 options (the “2018 Stock Option Plan”), subject to annual increases in the number of available options. During 2018, we granted 212,800 stock options to three employees. During 2019, we granted 245,072 stock options to 6 employees. During 2020, we granted 161,968 stock options to 2 employees. Since inception of the plan 138,500 stock options were forfeited.

On February 20, 2020, our Board of Directors approved a new stock option plan for the issuance of up to 400,000 options (the “2020 Stock Option Plan,” and, together with the 2018 Stock Option Plan, the “Stock Option Plans.” The Company has granted 310,300 options under the 2020 Stock Option Plan at the date of this Offering Circular.

Each plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any subsidiary’s employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, or restricted stock units to the Company’s employees, directors and consultants. Both plans are administered by the Stock Option Committee of our Board of Directors. The exercise price of options granted under the plans must be at least equal to the fair market value of our Common Stock at the time of grant. The term of an option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Options vest over a 3-year period subject to continued employment. The Stock Option Committee will determine the methods of payment for the exercise price of an option, which may include cash, shares or other property acceptable to the committee, as well as other types of consideration permitted by applicable law. If an individual’s service terminates other than due to the participant’s death or disability, the participant may exercise his or her option within 30 days of termination or such longer period of time as provided in his or her award agreement. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised within six months of termination, or such longer period of time as provided in his or her award agreement. However, in no event may an option be exercised after the expiration of its term. The Stock Option Committee does not use published criteria concerning number of options granted or formal performance formulas. Options are granted based on overall contribution as recommended by the Stock Option Committee and approved by the Board of Directors.

Convertible Notes

In January 2017, we issued a convertible note payable to a shareholder in the amount of $25,000. The note provided for interest at 9% and matured on January 17, 2019. At maturity, we issued 14,750 shares of Common Stock for the conversion of this convertible note payable and related accrued interest.

During Fiscal 2018, we issued 8 convertible notes payable in the amount of $400,000. During Fiscal 2019, we sold an additional $310,000 of 9% convertible notes. The notes bear interest at 9% and mature in three years from the issuance date. At any time prior to the maturity date that we complete a “Qualified Financing,” the principal amount outstanding and all accrued but unpaid interest due is automatically converted into conversion shares at a discount of 25% to the Qualified Financing valuation with conversion cap of $5,000,000 without any further action of the noteholder. A “Qualified Financing” is defined as an offering of our equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event we do not have a Qualified Financing prior to the maturity date, holders have the option at the maturity date to convert the principal amount of the notes, plus accrued interest, into shares of Common Stock at a pre-conversion valuation of $5,000,000. Holders of convertible notes have no rights as shareholders of the Company, including the right to vote, until such time as the notes are converted into shares of Common Stock in accordance with their respective terms. In the event that the Company raises more than $3,000,000 in this offering, all outstanding notes will be automatically converted into shares of Common Stock.

30

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company and selling shareholders are offering up to 1,000,000 shares of Common Stock, as described in this Offering Circular. Persons who desire information about the offering may find it at www.worthyshares.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the www.worthyshares.com website.

Commissions and Discounts

Rialto Markets LLC (“Rialto”) has agreed to act as placement agent to assist in connection with this offering.  The placement agent is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of all of the securities offered hereby. In addition, the placement agent may engage other brokers to sell the securities on its behalf.

The following table shows the total discounts and commissions payable to in connection with this offering by the Company, assuming all shares are sold:

	Per Share	Total
Public offering price	$20.00	$20,000,000.00

Commissions	$0.02	$200,000.00

Proceeds, before expenses	$19.98	$19,800,000.00

Other Terms

The Company has engaged Rialto to perform the following services in connection with the offering in exchange for the compensation discussed above:

●	investor outreach, including but not limited to finding additional investors and facilitating communications between potential investors and the Company,
●	act as lead broker for the offering, coordinating efforts of parties involved and providing regulatory guidance,
●	provide offering platform technology, the use of a “microsite” for Worthy Financial to reach potential investors, providing them information and educating them as to the offering, and to invest in the offering using an escrow agent and registered transfer agent,
●	review of marketing materials,
●	assist with state filings,
●	perform AML/KYC on all investors,
●	provide other financial advisory services normal and customary for Regulation A offerings and
●	coordinate with the Company’s registered transfer agent, escrow agent and legal representatives.

In addition to the placement agent commission above, the Company has agreed to pay Rialto an additional commission of 4% for sales of the shares offered and sold through its platform (“Rialto Platform”) and an advisory services retainer of $15,000. Assuming the full amount of the offering is raised and Rialto solicits investments totaling $7,500,000, we estimate that the total fees and expenses of the offering payable by the Company and the selling shareholders to Rialto will be approximately $440,000.

Subscription Procedures

After the Offering Statement has been qualified by the SEC, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, debit or credit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $400.00, or 20 Shares.

In order to invest you will be required to subscribe to the offering via www.worthyshares.com and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

31

The Company has entered into an Escrow Services Agreement with Wilmington Trust Company (the “Escrow Agent”) and Rialto. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. ACHQ, Incorporated will assist with the facilitation of credit and debit card payments through worthyshares.com. The company estimates that processing fees for credit card subscriptions will be approximately 3.5% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse ACHQ, Incorporated for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that approximately 65% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds to Issuer.” The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this offering. All inquiries regarding this offering or escrow should be made directly to the Company.

In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales and funds raised in any offerings of debt or equity securities, as well as net profits generated from its loan portfolio.

Selling Shareholders

Certain shareholders of the Company intend to sell up to 120,000 shares of Common Stock in this offering. Shareholders will only participate in the offering after the Company has sold 100,000 Shares in this offering. The Company will not suspend its offer and sale of securities at any time during the offering.

Once the Company reaches has sold 100,000 Shares in this offering, Sally Outlaw and Alan & Susan Jacobs will each sell 10,000 Shares, for a total of 20,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 200,000 Shares sold by the Company), Stefanie Crowe will sell 5,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 300,000 Shares sold by the Company), Sally Outlaw, Alan & Susan Jacobs, Gino & Jungkun Centofanti and Stefanie Crowe will each sell 5,000 Shares, for a total of 20,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 400,000 Shares sold by the Company), Sally Outlaw, Alan & Susan Jacobs and Gino & Jungkun Centofanti will each sell 5,000 Shares, for a total of 15,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 500,000 Shares sold by the Company), Sally Outlaw and Alan & Susan Jacobs will each sell 5,000 Shares, for a total of 10,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 600,000 Shares sold by the Company), Sally Outlaw and Alan & Susan Jacobs will each sell 7,500 Shares and Gino & Jungkun Centofanti will sell 5,000 Shares, for a total of 20,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 700,000 Shares sold by the Company), Sally Outlaw and Alan & Susan Jacobs will each sell 7,500 Shares and Gino & Jungkun Centofanti will sell 5,000 Shares, for a total of 20,000 Shares.

After the Company has sold an additional 100,000 Shares in this offering (for a total of 800,000 Shares sold by the Company), Sally Outlaw and Alan & Susan Jacobs will each sell 5,000 Shares, for a total of 10,000 Shares.

Assuming a fully-subscribed offering, the selling shareholders will offer up to 12% of the 1,000,000 Shares available in this offering. At no point at which the selling shareholders sell Shares will their Shares constitute more than 30% of the total Shares sold in this offering.

32

After qualification of the Offering Statement, the selling shareholders will enter into an irrevocable power of attorney (“POA”) with the Company and Joseph D’Arelli as attorneys-in-fact, in which they direct the Company and the attorneys-in-fact to take the actions necessary in connection with the offering and sale of their Shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Selling Shareholder	Shares of Common Stock owned prior to Offering	Total shares of Common Stock offered by selling shareholder (1)	Shares of Common Stock owned after the Offering (1)
Sally Outlaw	1,073,196	45,000	1,028,196
Alan & Susan Jacobs	544,742	45,000	499,742
Gino & Jungkun Centofanti	142,902	20,000	122,902
Stefanie Crowe (2)	66,456	10,000	56,456
TOTAL (3)	1,827,296	120,000	1,707,296

(1) Assumes maximum number of shares are sold in this offering.

(2) Shares of Common Stock owned prior to the Offering includes 26,456 shares of Common Stock issuable upon conversion of convertible notes held by Ms. Crowe, assuming the Company raises at least $3,000,000 in this offering.

(3) The total number of shares owned by the selling shareholders prior to this offering represents 51.41% of the Company’s capital stock, on a fully diluted basis, assuming all outstanding options are exercised and all outstanding convertible notes convert to shares of Common Stock. The total number of shares of Common Stock offered by the selling shareholders represent 4.3% of the Company’s total issued and outstanding shares prior to this offering.

Provisions of Note in the Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws. By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are required to make annual and semi-annual filings with the SEC. We will make annual report filings on Form 1-K, which will be due 120 days after the end of the fiscal year on April 30. The annual report will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

33

Worthy Financial, Inc. and Subsidiaries

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Worthy Financial, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Financial, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company had a net loss and had net cash used in operations of $4,119,032 and $684,385, respectively, for the year ended December 31, 2020. The Company also had a shareholders’ deficit and an accumulated deficit of $7,344,143 and $9,104,547, respectively, and total liabilities exceeded total assets by $7,344,143 at December 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of loans and mortgage loans and related accrued interest and fees receivable

As described in Footnote 3 “Allowance for Loan Losses” and in Footnote 6 “Loans Receivable and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans and mortgage loans receivable and accrued interest receivable balances, net of the related $4,025,441 allowance for loan losses, was $38,514,956 at December 31, 2020. Loans and mortgage loans held for investment and related accrued interest and fees receivable balances are evaluated by management for collectability periodically and at year-end. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts due to the Company.

We identified the valuation of loans and mortgage loans and related accrued interest and fees receivable as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the loan loss allowance to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, and (d) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the loan loss allowance.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
We have served as the Company’s auditor since 2020.
Boca Raton, Florida
April 30, 2021

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-3

Worthy Financial, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

ASSETS

Assets
Cash and cash equivalents	$23,436,613	$8,068,097
Loans receivable held for investment, net of $3,793,515 and $1,841,315 allowance at December 31, 2020 and 2019	30,073,878	10,161,592
Mortgages loans held for investment, net of $36,820 and $ - allowance at December 31, 2020 and 2019	7,632,180	1,774,000
Investments	12,046,481	4,460,646
Due from related parties	200,000	200,000
Other receivable	-	75,000
Interest and fees receivable, net of $195,106 and $0 allowance at December 31, 2020 and 2019	808,898	110,088
Interest receivable - related parties	26,667	6,667
Prepaid expenses	325	17,744
Right of use asset	180,071	238,474
Property and equipment, net	6,366	8,158
Security deposit	11,618	11,618
Intangible assets, net	4,516	7,276
TOTAL ASSETS	$74,427,613	$25,139,360

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Liabilities
Bond liabilities, net	$78,324,817	$27,605,438
Accounts payable	229,674	23,626
Accrued expenses	160,141	133,679
Deferred revenue	64,387	40,917
Accrued interest	1,938,749	156,812
Lease liability	180,071	238,474
Forgivable loan	97,250	-
Notes payable, net of discount	66,667	-
Convertible notes payable	710,000	710,000
Total Liabilities	81,771,756	28,908,946

Commitments and contingencies (note 11)	-	-

Shareholders’ Deficit
Preferred Stock, par value $0.0001, 2,000,000 shares authorized, and 0 shares issued and outstanding at December 31, 2020 and December 31, 2019	-	-
Common Stock, par value $0.0001, 10,000,000 shares authorized, 2,775,888 and 2,597,188 shares issued and outstanding, at December 31, 2020 and 2019	276	258
Additional paid-in capital	1,760,128	1,215,671
Accumulated deficit	(9,104,547)	(4,985,515)
Total Shareholders’ Deficit	(7,344,143)	(3,769,586)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$74,427,613	$25,139,360

The accompanying notes are an integral part of these consolidated financial statements

F-4

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31, 2020	Year ended December 31, 2019

Operating Revenue
Interest on loans receivable	$3,624,277	$749,162
Loan fee income	391,231	202,118

Total operating revenue	4,015,508	951,280

Cost of Revenue
Interest expense on bonds	2,459,866	566,389
Provision for loan losses	2,199,326	1,841,315

Total cost of revenue	4,659,192	2,407,704

Gross profit (loss)	(643,684)	(1,456,424)

Operating expenses
General and administrative expenses	1,520,983	1,099,573
Compensation and related expenses	2,145,017	953,259
Sales and marketing	455,767	231,199

Total operating expenses	4,121,767	2,284,031

Other Income (Expense)
Other income (expense)	(3,167)	75,000
Interest income - related party	20,000	6,667
Interest expense	(73,721)	(57,065)
Gain on sale of cost method investment	25,000	-
Interest income and dividends on investments	216,816	7,550
Interest income on cash	11,468	8,087
Realized gains (losses) on investments, net	112,239	-
Unrealized gains (losses) on investments, net	337,783	(11,852)

Total other income (expenses)	646,419	28,387

Net Loss	$(4,119,032)	$(3,712,068)

Net loss per common share	$(1.54)	$(1.45)
Weighted average number of shares outstanding	2,682,749	2,554,798

The accompanying notes are an integral part of these consolidated financial statements

F-5

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Deficit

December 31, 2020 and 2019

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at December 31, 2018	2,478,812	$248	$956,472	$(1,273,447)	$(316,728)

Common shares issued for cash, net of fees $5,652	32,516	3	71,962	-	71,965

Conversion of Note Payable and Accrued Interest	29,500	2	29,498	-	29,500

Shares issued to Directors	40,000	4	99,996	-	100,000

Vesting of stock options	-	-	57,467	-	57,467

Stock options exercised	400	0	277	-	277

Stock options exercised cashlessly	15,960	2	(1)	-	1

Net loss	-	-	-	(3,712,068)	(3,712,068)

Balance at December 31, 2019	2,597,188	$258	$1,215,671	$(4,985,515)	$(3,769,586)

Vesting of stock options	-	-	219,445	-	219,445

Stock options exercised cashlessly	47,700	5	(5)	-	-

Common stock sold in private placement	125,000	13	312,487	-	312,500

Common stock issued for nominal cash with debt	6,000	-	12,530	-	12,530

Net loss	-	-	-	(4,119,032)	(4,119,032)

Balance at December 31, 2020	2,775,888	$276	$1,760,128	$(9,104,547)	$(7,344,143)

The accompanying notes are an integral part of these consolidated financial statements

F-6

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31, 2020	Year ended December 31, 2019

Cash flows from operating activities:
Net loss	$(4,119,032)	$(3,712,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan loss	2,199,326	1,841,315
Stock based compensation	-	99,800
Unrealized losses (gains) on marketable securities, net	(337,783)	11,852
Vesting of stock options	219,445	57,467
Bonds issued for marketing services	123,720	40,371
Amortization of debt discount	4,167	-
Depreciation and amortization expense	4,552	3,684
Changes in working capital items:
Prepaid expense	17,419	(16,495)
Interest and fees receivable	(909,117)	(106,888)
Security deposit	-	(11,618)
Other receivable	75,000	(75,000)
Accrued interest	1,781,937	123,663
Accrued expenses	26,462	86,899
Deferred revenue	23,470	2,872
Accounts payable	206,049	(8,519)

Net cash used in operating activities	(684,385)	(1,662,665)

Cash flows from investing activities:
Purchase of marketable securities	(12,050,051)	(4,472,500)
Sale of marketable securities	4,802,000	-
Purchase of loans receivable held for investment	(46,242,261)	(10,802,907)
Principal paydowns of loans	24,377,775	-
Purchase of mortgage loans held for investment	(6,784,000)	(1,774,000)
Principal paydowns of mortgage loans	889,000	-
Loans to related parties	-	(200,000)
Purchase of property and equipment	-	(9,082)

Net cash used in investing activities	(35,007,538)	(17,258,489)

Cash flows from financing activities:
Stock subscription receivable	-	10,378
Stock options exercised	-	278
Interest receivable - related parties	(20,000)	(6,667)
Proceeds from bonds	89,661,620	32,789,306
Redemption of bonds	(39,065,961)	(7,646,427)
Repayments to officer	-	(1,096)
Proceeds from forgivable loan	97,250	-
Proceeds from convertible notes payable	-	310,000
Proceeds from notes payable	75,000	-
Proceeds from sale of stock to directors	-	200
Proceeds from sale of stock	312,530	71,966

Net cash provided by financing activities	51,060,439	25,527,938

Net change in cash	15,368,516	6,606,784

Cash of beginning of year	8,068,097	1,461,313

Cash at end of year	$23,436,613	$8,068,097

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$416,907	$247,314
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Common stock issued with debt recorded as debt discount	$12,500	$-

The accompanying notes are an integral part of these consolidated financial statements

F-7

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Financial, Inc., a Delaware corporation, (the “Company,” “WFI”, “we,” or “us”) was founded February 24, 2016. Through our lending subsidiaries, the Company loans or participates in primarily secured loans mainly to small business borrowers. We sell Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website via computer or the Worthy App., to fund our loans to small business borrowers. We own a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds.

The Company’s year-end is December 31st.

On August 27, 2018, the Company through its wholly owned subsidiary Worthy Peer Capital, Inc., (“WPC”) organized Worthy Lending, LLC, (“WL”) a Delaware limited liability company, as a wholly owned subsidiary.

On October 28, 2019, the Company incorporated Worthy Management, Inc., (‘WM”) a Florida corporation, as a wholly owned subsidiary.

On October 28, 2019, the Company incorporated Worthy Peer Capital II, Inc., (“WPC II”) a Florida corporation, as a wholly owned subsidiary. Also, on October 28, 2019, the Company through its subsidiary WPC II organized Worthy Lending II, LLC, (“WL II”) a Delaware limited liability company, as a wholly owned subsidiary.

On June 30, 2020, the Company incorporated Worthy Community Bonds, Inc., (“WCB”) a Florida corporation, as a wholly owned subsidiary. Also, on June 30, 2020, the Company through its subsidiary WCB organized Worthy Lending III, LLC, (“WL III”) a Delaware limited liability company, as a wholly owned subsidiary.

On November 2, 2020, the Company incorporated Worthy Community Bonds II, Inc., (“WCB II”) a Florida corporation, as a wholly owned subsidiary. Also, on November 2, 2020, the Company through its subsidiary WCB II organized Worthy Lending IV, LLC, (“WL IV”) a Delaware limited liability company, as a wholly owned subsidiary.

On December 22, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to implement a 2-for-1 forward stock split (the “Forward Stock Split”) of the Company’s issued and outstanding common stock, which became effective on December 22, 2020. Each one (1) share owned by a stockholder was exchanged for two shares of common stock, and the number of shares of the Company’s common stock issued and outstanding was increased proportionately based on the Forward Stock Split. The number of authorized shares was not adjusted. All issued and outstanding shares and per share amounts in the accompanying historical financial statements have been retroactively adjusted to reflect the Forward Stock Split.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of approximately $4,100,000 and $3,700,000, and had cash used in operations of approximately $684,000 and $1,660,000 for the years ended December 31, 2020 and 2019, respectively. The net losses incurred from inception have resulted in an accumulated deficit of approximately $9,100,000 at December 31, 2020. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these consolidated financial statements. During 2021, the Company continues to incur losses.

In response to the losses incurred from inception, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $23,400,000 at December 31, 2020. This cash was obtained primarily through the sale of common stock, convertible promissory notes and through the sale of our Worthy Bonds.

F-8

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

No assurances can be given that the Company will achieve success without seeking additional financing. There is no assurance additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiaries, Worthy Management, Inc., Worthy Peer Capital, Inc. and its wholly owned subsidiary Worthy Lending, LLC, Worthy Peer Capital II, Inc. and its wholly owned subsidiary Worthy Lending II, LLC., Worthy Community Bonds and its wholly owned subsidiary Worthy Lending III, Worthy Community Bonds II and its wholly owned subsidiary Worthy Lending IV.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, other receivables, due from related parties, valuation of investments held, the useful lives of property and equipment and intangible assets, the estimate of the fair value of the lease liability and related right of use assets, estimate of our internal labor based loan origination costs, valuation of share based payments and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short-term interest-bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

COVID-19 Pandemic Impact

On March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus known as COVID-19 as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including, but not limited to, shelter-in-place orders, quarantines, significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic impacts of the pandemic has introduced significant volatility in the financial markets. Many of our small business borrowers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. The COVID-19 pandemic continues to negatively impact many of our small business borrowers. In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions. We have included the COVID-19 impacts as part of our calculation of the allowance for credit losses. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

F-9

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, investments, other receivables, due from related parties, account payable, notes payable, accrued expenses, accrued interest and bond liabilities. The carrying amount of these financial instruments approximates fair value due to the short-term maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair value measurements at the end of the reporting period using

	December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Equity Securities
Common stock	$883,405	$883,405	$–	$–
Mutual funds	682,200	682,200	–	–
Exchange traded closed-end funds	438,725	438,725	–	–
Public preferred stock	2,320,206	2,320,206	–	–
Total equity securities	4,324,536	4,324,536	–	–

Available for sale debt securities
Corporate bonds	1,998,447	1,998,447	–	–
Corporate Structured Notes	497,566	497,566	–	–
Certificates of deposit	19,289	19,289	–	–
Asset Backed Securities	4,792,911	4,792,911	–	–
Total available for sale securities	7,308,213	7,308,213	–	–

Total recurring fair value measurements	$11,632,749	$11,632,749	$–	$–

	December 31, 2019	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Equity Securities
Equity securities - public preferred stock	$205,598	$205,598	$–	–
Total equity securities	205,598	205,598	–	–

Available for sale debt securities
Corporate bonds	1,226,500	1,226,500	–	–
Certificates of deposit	19,084	19,084	–	–
U.S. Treasury Securities	999,660	999,660	–	–
Asset Backed Securities	1,309,184	1,309,184	–	–
Total available for sale debt securities	3,554,428	3,554,428	–	–

Total recurring fair value measurements	$3,760,026	$3,760,026	–	–

F-10

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Investments

On January 1, 2018, the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation The Company classifies certain of its debt instruments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least one year and (ii) the contractual maturity date of the investments is greater than one year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the marketable security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

F-11

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees, when applicable are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred as deferred revenue to be recognized as loan fee revenue over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, collateral management and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the credit worthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition, including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment. When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

F-12

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Leases

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02-Leases (Topic 842), which significantly amended the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company adopted this update as of January 1, 2019 using the modified retrospective transition method and prior periods have not been restated. Upon implementation, the Company recognized an initial operating lease right-of-use asset of $264,314 and operating lease liability of $259,018. Due to the simplistic nature of the Company’s leases, no retained earnings adjustment was required. See Note 11 for further details.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fee income in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statement of operations.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. No impairments were noted during the year-ended December 31, 2020 or 2019.

Intangible Assets

Software Costs

We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining computer software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) interest costs incurred while developing internal-use computer software. Capitalized software costs are included in intangible assets on our consolidated balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software, which is 5 years.

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Indefinite life assets not subject to amortization are tested for impairment at least annually.

F-13

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company has $710,000 of convertible notes payable that are convertible into approximately 432,000 common shares at December 31, 2020 and approximately $133,000 of accrued interest related to the convertible notes payable that are convertible into approximately 81,000 common shares at December 31, 2020 and $710,000 of convertible notes that are convertible into approximately 394,000 shares at December 31, 2019 and approximately $74,000 of accrued interest related to the convertible notes payable that are convertible into approximately 40,000 common shares at December 31, 2019. The Company also has 743,940 and 377,672 stock options outstanding at December 31, 2020 and 2019, respectively. These are not presented in the consolidated statements of operations as the effect of these shares is anti- dilutive.

Stock-based compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock awards, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation-Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The standard will be applied in a retrospective approach for each period presented. Management implemented this standard on January 1, 2019.

F-14

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheets which consist of securities held at fair value or at original cost basis. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, public preferred and common stock and certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

The Company holds certain non-marketable investments accounted for at cost. The eREIT investment in the below table is a public, non-traded equity REIT that invests in small-cap commercial real estate projects. The Company owns shares in the limited liability companies that hold the real estate projects, and the investments target different mandates including, growth, income, and geographic strategies. The REIT investment in the below table is in a multi-housing equity REIT, formed to originate, invest in, and manage a diversified portfolio primarily consisting of investments in multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects). The Company also through another company platform fractionally invests in unsecured limited recourse obligations, which are used by the issuer of these obligations to make secured real estate loans. There were no marketable securities that had been in an unrealized loss position for more than 12 months as of December 31, 2020 or 2019.

F-15

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

The following is a summary of the investments as of December 31, 2020:

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Equity Securities
REIT	$100,620	$3,120	$103,740	0.86%
eREIT	100,000	-	100,000	0.83%
Public Preferred Stock	2,314,905	5,301	2,320,206	19.26%
Common Stock	762,076	121,329	883,405	7.34%
Exchange-traded and closed-end funds	387,505	51,220	438,725	3.64%
Mutual Funds	662,933	19,267	682,200	5.66%
Available for Sale - Debt Securities		-
Corporate Bonds	1,948,913	49,535	1,998,447	16.59%
Certificates of Deposit	18,996	293	19,289	0.16%
Asset backed Securities	4,724,296	68,615	4,792,911	39.79%
Corporate Structured Notes	500,003	(2,437)	497,566	4.13%
Held to Maturity - Debt Securities
Real Estate Limited Recourse Obligations	209,991	-	209,991	1.74%
Total Investments	$11,730,238	$316,243	$12,046,481	100.00%

The following is a summary of the investments as of December 31, 2019:

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Equity Securities
REIT	$100,000	$-	$100,000	2.2%
eREIT	$100,000	$620	$100,620	2.3%
Public Preferred Stock	$250,000	$(44,402)	$205,598	4.6%
Available for Sale – Debt Securities
Certificates of Deposit	$19,069	$15	$19,084	0.4%
U.S. Treasury Securities	$1,000,000	$(340)	$999,660	22.4%
Corporate Bonds	$1,224,087	$2,413	$1,226,500	27.5%
Asset Backed Securities	$1,279,342	$29,842	$1,309,184	29.3%
Held to Maturity – Debt Securities
Real Estate Limited Recourse Obligations	$500,000	$-	$500,000	11.2%
Total Investments	$4,472,498	$(11,852)	$4,460,646	100.0%

F-16

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

NOTE 6. LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR INVESTMENT AND OTHER RECEIVABLE

The Company, through its wholly owned lending subsidiaries loans funds directly to borrowers and through participation agreements with other lenders under loan agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from 0.62% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The term of the loans generally range from six months to three years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These investments were funded by our bond sales. One of our loans receivable has a gross balance at December 31, 2019 of approximately $3,000,000, approximately $1,000,000 of that loan has been participated out leaving a net balance of approximately $2,000,000. One of our loans receivable has a gross balance at December 31, 2020 of approximately $3,270,000, approximately $1,476,000 of that loan has been participated out leaving a net balance of approximately $1,800,000.

Each mortgage loan is secured by a mortgage in the real estate, which is located in the State of Florida. Each loan has a maturity date of 1 to 2 years and matures on various dates ranging between March of 2021 and June of 2024. These loans pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status at December 31, 2020 and 2019.

A summary of the Company’s loan portfolio as of December 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2020

Loans	$23,110,751	$10,383,464	$373,178	$33,867,393	$7,669,000

Allowance for loan losses	$1,950,120	$1,835,931	$7,464	$3,793,515	$36,820

Total Loans, net	$21,160,631	$8,547,533	$365,714	$30,073,878	$7,632,180

Percentage of total outstanding loans receivable	70%	29%	1%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

F-17

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

A summary of the Company’s loan portfolio as of December 31, 2019, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2019

Loans	$8,607,874	$3,395,033	$-	$12,002,907	$1,774,000

Allowance for loan losses	$883,906	$957,409	$-	$1,841,315	$-

Total Loans, net	$7,723,968	$2,437,623	$-	$10,161,592	$1,774,000

Percentage of total outstanding loans receivable	76%	24%	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

Our past due loans receivable totaled $5,268,701 at December 31, 2020 and consisted of 8 loans and the Company has reserved $2,864,463 for these loans in the loan loss provision. Our past due loans receivable totaled $230,052 at December 31, 2019 and consisted of one loan and the Company has reserved $230,052 for this loan in the loan loss provision.

At December 31, 2020, the Company had 2 loans receivable past due and on non-accrual status, which were past due by more than 90 days. The loans have a principal balance of $1,953,810 and accrued interest receivable balance of $136,866 at December 31, 2020. We received approximately $31,000 of interest income and recorded approximately $165,000 of interest income on this loan during the year ended December 31, 2020. The reserve for loan loss on these loans is $1,458,152 and $68,433 for the accrued interest receivable at December 31, 2020. At December 31, 2020, one loan of the two non-accrual loans discussed above was in litigation. The Company is suing the borrower for breach of promissory note and security agreement. The outstanding balance is approximately $1,800,000 and the reserve balance is approximately $1,346,000. A portion of this loan has been purchased by a participant and this participant sent the Company in late April 2021 a demand for repayment of their purchase price, (see note 11 Commitments and Contingencies).

At December 31, 2019, the Company had 1 loan receivable past due and on non-accrual status, which was past due by 119 days. The loan had a principal balance of $230,052 and accrued interest receivable balance of $9,073 at December 31, 2019. We received approximately $12,000 of interest income and recorded approximately $21,000 of interest income on this loan during the year ended December 31, 2019. The reserve for loan loss on this loan was $230,052 and $9,073 for the accrued interest receivable at December 31, 2019. The Company through a liquidator sold the collateral for $10,000 and after costs received $0. In July of 2020, the Company was awarded a judgement for the full amount. In August of 2020, the Company entered into a settlement agreement with this borrower. The borrower has agreed to pay $500 per month, subject to review as his economic circumstances change. The borrower is current on his monthly payments.

F-18

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

As of December 31, 2020, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

December 31,	Amount
2021	$13,921,996
2022	25,572,058
2023	1,630,286
2024	206,000
2025	6,000
thereafter	200,053
$41,536,393

As of December 31, 2020, there were 65 loans and mortgage loans in total which 63 with a balance of $40,430,882 are loans that are only required to pay interest until maturity when the principal is due.

The following is an aging analysis of past due loans receivable at December 31, 2020:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$2,872,891	$2,872,891	$1,217,561	$-

Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$2,195,810	$2,195,810	$1,646,902	-

Loans to U.S wholesalers, retailers and manufacturers secured by first mortgages	$-	$-	$-	$200,000	$200,000	-	-

Total	$-	$-	$-	$5,268,701	$5,268,701	$2,864,463	$-

F-19

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

The following is an age analysis of past due loans receivable at December 31, 2019:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$230,052	$230,052	$230,052	$-

Total	$-	$-	$-	$230,052	$230,052	$230,052	$-

Other Receivable

In 2019, the Company received a $75,000 prize for being selected the top company in a business accelerator program. This was recorded as other income in 2019 and other receivable at December 31, 2019. The $75,000 was subsequently collected in the first quarter of 2020.

NOTE 7. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation:

December 31, 2020
Leasehold improvements	$3,711
Property and equipment	5,371

Total cost	9,082

Less accumulated depreciation	(2,716)

Net, property and equipment	$6,366

December 31, 2019
Leasehold improvements	$3,711
Property and equipment	5,371

Total cost	9,082

Less accumulated depreciation	(924)

Net, property and equipment	$8,158

Depreciation expense for the years ended December 31, 2020 and 2019 was $1,792 and $924, respectively.

F-20

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

NOTE 8. BOND LIABILITIES

On January 4, 2018, the Regulation A+ Registration Statement of WPC was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds. This offering was completed on March 17, 2020. (See Note 11)

On March 17, 2020, our Regulation A+ Offering Statement for WPC II was qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Worthy Peer Capital II Bonds. This offering was completed on October 1, 2020.

On September 29, 2020, our Regulation A+ Offering Statement for WCB was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Demand, 5% Bonds. This offering was completed on February 26, 2021.

During the years ended December 31, 2020 and 2019, the Company sold and redeemed Worthy Bonds, noted in the table below. The Bonds are renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $1,803,000 and $91,000 of accrued interest related to these outstanding bonds at December 31, 2020 and 2019, respectively. The Bond liabilities balance at December 31, 2020 and 2019 was $78,324,817 and $27,605,438, respectively.

A summary of the Company’s bond liabilities activity for the year ended December 31, 2020 and 2019 is as follows:

	Worthy Peer Capital	Worthy Peer Capital II	Worthy Community Bonds	Total

Outstanding at December 31, 2019	$27,605,438	$-	$-	$27,605,438

Bond issuances	$14,379,437	$49,999,620	$25,406,283	$89,785,340
Bond redemptions	$(22,212,715)	$(14,517,878)	$(2,335,368)	$(39,065,961)

Outstanding at December 31, 2020	$19,772,160	$35,481,742	$23,070,915	$78,324,817

	Worthy Peer Capital	Worthy Peer Capital II	Total

Outstanding at December 31, 2018	$2,422,189	$-	$2,422,189

Bond issuances	$32,829,676	$-	$32,829,676
Bond redemptions	$(7,646,427)	$-	$(7,646,427)

Outstanding at December 31, 2019	$27,605,438	$-	$27,605,438

F-21

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

NOTE 9. INTANGIBLE ASSETS

The following table sets forth the intangible assets, both acquired and developed, including accumulated amortization as of December 31, 2020:

	December 31, 2020
			Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Capitalized software	5 years	$13,807	$(10,116)	$3,691
Trademark	Indefinite	825	-	825
		$14,632	$(10,116)	$4,516

The following table sets forth the intangible assets, both acquired and developed, including accumulated amortization as of December 31, 2019:

	December 31, 2019
			Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Capitalized software	5 years	$13,807	$(7,356)	$6,451
Trademark	Indefinite	825	-	825
		$14,632	$(7,356)	$7,276

Amortization expense, amounted to approximately $2,800 and $2,800 for the years ended December 31, 2020 and 2019, respectively.

NOTE 10. CONVERTIBLE NOTES PAYABLE AND NOTES PAYABLE

Convertible Notes Payable

In January of 2017, the Company issued a convertible note payable to a shareholder in the amount of $25,000. The note bears interest at 9% and matured on January 17, 2019. In January of 2019, the Company issued 12,500 shares of common stock for the conversion of the $25,000 convertible note payable and 2,250 shares for the conversion of $4,500 in related accrued interest.

During the year ended December 31, 2018, the Company issued eight convertible notes payable in the aggregate amount of $400,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The occurrence of any one of the following events shall constitute an Event of Default upon notice thereof (a) The non-payment, when due, of any principal or interest pursuant to this Note, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Lender to the Borrower of such failure; (b) The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, insolvency, adjustment of debt, receivership or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for thirty (30) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for thirty (30) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion valuation cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

F-22

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

During the year ended December 31, 2019, the Company issued six convertible notes payable in the amount of $310,000. The notes bear interest at 9% and mature in three years from the issuance date. Interest accrues and is due at maturity. The default provisions for these notes are the same as those for 2018 discussed above. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount of 25% to the qualified offering financing valuation with conversion cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

The convertible notes payable balance was $710,000 at December 31, 2020 and 2019. Accrued interest on convertible notes was approximately $133,000 and $66,000 as of December 31, 2020 and 2019.

Notes Payable

In August of 2020, the Company sold $387,530 of debt and equity in a private placement to accredited investors pursuant to Regulation D. The equity was sold at $2.50 per common share and proceeds were $312,530 for 125,000 common shares. Total debt sold was $75,000. The debt in the form of promissory notes has a one year term with no prepayment penalty, bears interest at 9% and no payments are due until maturity. The debt also contains a provision allowing the debt holder to purchase 2,000 common shares for every $25,000 of debt for $.005 per share. Six thousand common shares were sold with the promissory note as part of this offering for $30. This was accounted for in accordance with ASC 470-20-25-2 “Debt with conversion and other options” due to the debt being issued with common stock sold at a discount, which required a debt discount to be recorded of $12,500 at August 14, 2020. This debt discount is being amortized as interest expense over 12 months, which is the term of the notes. For the year ended December 31, 2020, the Company amortized $4,167 of interest expense against this debt discount, leaving a discount balance of $8,333 and a note balance, net of discount of $66,667 at December 31, 2020.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Following the qualification by the SEC of WPC’s offering statement (the “Offering Statement”) on Form 1-A under SEC File No. 024-10766, in January 2018 we began offering our worthy bonds (the “Worthy Bonds”) in a Regulation A exempt offering (the “Offering”) of $50 million aggregate principal amount (“Maximum Offering Amount”). On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors in the Offering. Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $594,240 more (the “Oversubscribed Bonds”) than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software (the “Oversubscription”). As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

F-23

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

At December 31, 2020, one loan receivable was in litigation. The Company is suing the borrower for breach of promissory note and security agreement. The outstanding balance is approximately $1,800,000 and the reserve balance is approximately $1,346,000. A portion of this loan has been purchased by a participant and in April of 2021 this participant sent the Company a demand for repayment of their purchase price. The Company believes this demand for payment is without merit and plans to vigorously defend against this demand for payment.

Lease commitments

The Company sublet office space from an officer of the Company until August 1, 2019, see below under “Operating Lease Right of Lease Obligation.” Beginning in October of 2018 through July 31, 2019, the Company began paying rent to the landlord directly, for its share of the space, although the Company is still sub-leasing through the officer. The monthly rent was approximately $600. See below “Operating Lease Obligation and Right of Use Asset” for new lease commenced on August 1, 2019.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

Operating Lease Obligation and Right of Use Asset

The Company adopted Topic 842 on January 1, 2019. With the adoption of Topic 842, the Company’s consolidated balance sheet now contains the following line items: Operating lease right-of-use assets, and Operating lease liabilities.

On August 1, 2019, the Company commenced a 5 year lease for its corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%.

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate is 10% and the weighted average remaining lease term at December 31, 2020 is 43 months.

As of December 31, 2020, operating lease right-of-use assets and liabilities arising from operating leases was $180,071 and $180,071, respectively As of December 31, 2019, operating lease right-of-use assets and liabilities arising from operating leases was $238,474 and $238,474, respectively. During the year ended December 31, 2020, cash paid for amounts included for the measurement of lease liabilities was approximately $64,600 and the Company recorded operating lease expense of $58,400. During the year ended December 31, 2019, cash paid for amounts included for the measurement of lease liabilities was approximately $21,200 and the Company recorded operating lease expense of $20,500.

F-24

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of December 31, 2020.

2021	$67,203
2022	$69,902
2023	$72,705
2024	$43,388

Total Operating Lease Obligations	$253,198
Less: Amount representing interest	$(73,127)
Present Value of minimum lease payments	$180,071

NOTE 12. EQUITY

The Company has authorized 10 million shares of common stock and 2 million shares of preferred stock.

On December 22, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to implement a 2-for-1 forward stock-split (the “Forward Stock-Split”) of the Company’s issued and outstanding common stock, which became effective on December 22, 2020. Each one (1) share owned by a stockholder was exchanged for two (2) shares of common stock, and the number of shares of the Company’s common stock issued and outstanding was increased proportionately based on the Forward Stock-Split. The number of authorized shares was not adjusted. All issued and outstanding share and per share amounts in the accompanying historical consolidated financial statements have been retroactively adjusted to reflect the effects of the Forward Stock-Split.

No preferred shares have been issued.

Common Stock

In April of 2020, 47,700 common shares were issued upon the cashless exercise of 106,000 stock options.

In August of 2020, the Company sold $312,530 of equity in a private placement to accredited investors pursuant to Regulation D. The equity was sold at $2.50 per share and proceeds were $312,500 for 125,000 common shares and 6,000 shares were issued for a nominal cash payment at $0.005 per share or $30 as part of the debt offering. The relative fair value of the 6,000 common shares was $12,500 which was recorded as equity resulting in a total of $12,530 recorded to equity for the 6,000 shares (see also Note 10, “Notes payable”).

During the year ended December 31, 2019, the Company received cash from the sale of 32,516 shares of common stock for an aggregate $71,965.

In January of 2019, the Company issued 25,000 shares of common stock for the conversion of a $25,000 convertible note payable and 4,500 shares for the conversion of $4,500 in related accrued interest.

During the year ended December 31, 2019, the Company sold 40,000 shares of common stock to 2 directors for $200. These shares were valued at $100,000, the fair market value on the date of issuance, based on a $2.50 contemporaneous cash sale due to the fact that the directors are related parties, resulting in a stock compensation expense of $99,800.

During the year ended December 31, 2019 the Company issued 15,960 shares of common stock for the cashless exercise of 17,733 stock options and issued 400 shares of common stock for the exercise of stock options for $277.

Stock Options

The 2018 Key Employee and Advisor Stock Option Plan allows for a maximum of 400,000 of shares of stock to be issued, subject to adjustment as set forth in the plan of a cumulative increase each January 1st through January 1, 2028 by a number of shares equal to the smaller of 3% of the number of shares issued and outstanding on the preceding December 31st, or an amount determined by the Board.

F-25

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

In February of 2020, the Company established the 2020 Key Employee and Advisor Stock Option Plan. The maximum number of shares of stock that may be issued under the plan is 400,000, subject to adjustment as set forth in the plan of a cumulative increase on January 1, 2021 and on each subsequent January 1st through January 1, 2030, by a number of shares equal to the smaller of 3% of the number of shares of stock issued and outstanding on the preceding December 31, or an amount determined by the Board.

A summary of the Company’s stock options as of and for the years ended December 31, 2019 and 2020 are as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life

Outstanding at December 31, 2018	212,800	$1.38	$0.66	9.02

For the year ended December 31, 2019:
Exercised	35,866	1.38
Forfeited	44,334	2.05
Granted	245,072	2.50	$1.41

Outstanding at December 31, 2019	377,672	$1.98	$1.07	9.01

Outstanding and Exercisable at December 31, 2019	129,440	$1.98	$1.07	9.01

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life

Outstanding at December 31, 2019	377,672	$1.98	$1.07	9.01

For the year ended December 31, 2020:
Granted	472,268	2.50	1.44
Exercised	106,000	1.38
Forfeited	-

Outstanding at December 31, 2020	743,940	$2.42	$1.38	9.14

Outstanding and Exercisable at December 31, 2020	205,803	$2.21	$1.32	9.14

F-26

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

The following information applies to options outstanding at December 31, 2019:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Number Exercisable	Exercise Price
$1.38	53,200	7.01	53,200	$1.38
$2.50	690,740	9.57	152,603	$2.50
	743,940	9.14	205,803

At December 31, 2020 there was $756,994 of unrecognized compensation cost related to stock options, with expense expected to be recognized ratably over the next 3 years.

During the years ended December 31, 2020 and 2019, the Company granted 472,268 and 245,072, respectively, of stock options to employees. In 2020 161,968 were granted out of the Company’s 2018 Key Employee and Advisor Stock Option Plan and 310,300 were granted out of the Company’s 2020 Key Employee and Advisor Stock Option Plan.

The fair value of the options granted was estimated on the date of the grant using the Black-Scholes option-pricing model based on the following assumptions for the year ended December 31, 2020 and 2019: expected volatility: 48%, based on comparative volatility, risk-free interest rates: ranging from 0.68% to 2.51%, expected life in years: 6 - 10, and assumed dividend yield: 0%.

NOTE 13. INCOME TAXES

For the year ended December 31, 2020 and 2019, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of the net deferred tax assets at December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Net Operating Loss Carryforward	$1,181,000	$773,000
Loan loss allowance	990,000	453,000
Less: Valuation allowance	(2,171,000)	(1,226,000)
Net deferred tax assets	$-	$-

The Company has recorded a valuation allowance against the entire net deferred tax asset, as management believes it is more likely than not that the Company will not be able to benefit from the net deferred tax asset. The valuation allowance increased approximately $945,000 from December 31, 2019 to December 31, 2020.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% and the actual tax provisions for the years ended December 31, 2020 and 2019.

	2020	2019

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Stock Based Compensation	1.7%	-
Increase in valuation allowance	22.9%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2020 and 2019, the Company had Federal net operating loss carryforwards of approximately $4,802,000 and $3,144,000, respectively. These net operating loss balance can be carried forward indefinitely subject to annual usage limitations.

F-27

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

DECEMBER 31, 2020 AND 2019

NOTE 14. RELATED PARTIES

Due from related parties of $200,000 includes, $100,000 due from our Chief Executive Officer and $100,000 due from our Chief Operating Officer. The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 203,544 and 203,542 of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2020 and 2019, the accrued interest on these loans totals $26,667 and $6,667, respectively.

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our Chief Financial Officer is a minority shareholder and a secured guarantor. The loan commitment is up to $550,000, as of December 31, 2020, the Company has loaned $543,000. The loan receivable pays interest at 18% per annum and has a 3 year term. The loan was amended in January of 2021. The loan agreement was amended to say Borrower shall pay to Lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. This was accounted for as a cost method investment with a zero cost basis. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. The $25,000 is reflected as a gain on sale of cost method investment in other income (expense) on the consolidated statement of operations.

The Company has a verbal agreement with its subsidiaries, whereas WPC, WPC II and WCB each pay a license fee in the amount of $10 per active user per year. There are no other terms. All amounts are eliminated in consolidation.

Worthy Management provides certain management services and personnel to WPC, WPC II and WCB pursuant to a management services agreement. Worthy Management passes through the expenses paid without charging any additional amounts. All amounts are eliminated in consolidation.

NOTE 15. CONCENTRATIONS

No borrower constituted 10% or more of the loan receivable balance at December 31, 2020. The loans receivable net balance of $10,161,592 at December 31, 2019 is due from 21 small business borrowers, 2 borrowers each constituting approximately 19% of the total balance.

The mortgage loans held for investment gross balance at December 31, 2020 of $7,669,000 are due from 26 borrowers, 1 borrower’s balance due is approximately 13% of the total balance. The mortgage loans held for investment balance at December 31, 2019 of $1,774,000 are due from 8 borrowers, 1 borrower’s balance due is approximately 22.5% of the total balance and 1 represents approximately 14% while 3 others each represent approximately 11% of the total balance due.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2019 and 2018. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2020 and 2019, the aggregate balances were in excess of the insurance and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and cash equivalents and investments in relation to FDIC and SIPC insurance limits.

NOTE 16. SUBSEQUENT EVENTS

Worthy Bond sales subsequent to December 31, 2020, through April 28, 2021 were approximately $24,542,000, while bond redemptions were approximately $15,842,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability and the bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

On April 9, 2021, the Company organized a new wholly owned subsidiary, Worthy Property Bonds, Inc. as a Florida corporation and its wholly owned subsidiary, Worthy Lending V, LLC as a Delaware limited liability company.

The Company has evaluated these consolidated financial statements for subsequent events through April 28, 2021, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-28

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this Offering Statement are incorporated by reference, as indicated below.

Exhibit Number	Description
1.1	Agreement with Rialto*
2.1	Amended Certificate of Incorporation*
2.2	Amended Bylaws*
3.1	Form of Selling Shareholder Irrevocable Power of Attorney*
4.1	Form of Subscription Agreement*
6.1	James Eichman employment agreement*
8.1	Form of Escrow Agreement*
11.1	Consent of Salberg & Company, P.A.
12.1	Opinion of CrowdCheck Law LLP*

* Previously filed

35

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on May 25, 2021.

Worthy Financial, Inc.

/s/ Sally Outlaw
By Sally Outlaw, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Sally Outlaw
By Sally Outlaw, Chief Executive Officer and Director
Date: May 25, 2021

/s/ Joseph D’Arelli
Joseph D’Arelli, Chief Financial Officer and principal accounting officer
Date: May 25, 2021

/s/ Alan Jacobs
Alan Jacobs, Director
Date: May 25, 2021

/s/ Dara Albright
Dara Albright, Director
Date: May 25, 2021

/s/ Stefanie Crowe
Stefanie Crowe, Director
Date: May 25, 2021

/s/ Todd Lazenby
Todd Lazenby, Director
Date: May 25, 2021

36